                                                                     Exhibit 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                               MAF BANCORP, INC.,
                             a Delaware corporation

                                       and

                        ST. FRANCIS CAPITAL CORPORATION,
                             a Wisconsin corporation

                                  May 20, 2003

                                TABLE OF CONTENTS

                                                                                                              Page
I.       THE MERGER ...........................................................................................  1
         1.1      Effects of the Merger .......................................................................  1
         1.2      Conversion of Securities ....................................................................  2
         1.3      Stock Options ...............................................................................  3
         1.4      Consummation of the Merger; Effective Time ..................................................  4
         1.5      Exchange of Certificates ....................................................................  4

II.      REPRESENTATIONS AND WARRANTIES OF PURCHASER ..........................................................  7
         2.1      Organization ................................................................................  7
         2.2      Authorization ...............................................................................  8
         2.3      No Conflicts; Required Filings and Consents .................................................  8
         2.4      Capitalization ..............................................................................  9
         2.5      Purchaser Financial Statements; Material Changes ............................................  9
         2.6      Purchaser SEC Filings ....................................................................... 10
         2.7      Purchaser Reports ........................................................................... 10
         2.8      Compliance With Laws ........................................................................ 11
         2.9      Litigation .................................................................................. 11
         2.10     Defaults .................................................................................... 11
         2.11     Absence of Certain Changes or Events ........................................................ 12
         2.12     Undisclosed Liabilities ..................................................................... 12
         2.13     Licenses .................................................................................... 12
         2.14     Government Approvals ........................................................................ 12
         2.15     Fairness Opinion ............................................................................ 13
         2.16     Fees ........................................................................................ 13
         2.17     Tax Matters ................................................................................. 13
         2.18     Registration Statement; Proxy Statement/Prospectus .......................................... 13
         2.19     Disclosure Schedules; Materiality ........................................................... 13
         2.20     Purchaser Benefit Plans ..................................................................... 13
         2.21     Environmental Matters ....................................................................... 14
         2.22     Advice of Changes ........................................................................... 15

III.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY ........................................................ 15
         3.1      Organization ................................................................................ 15
         3.2      Authorization ............................................................................... 16
         3.3      No Conflicts; Required Filings and Consents ................................................. 16
         3.4      Capitalization and Shareholders ............................................................. 17
         3.5      Company Financial Statements; Material Changes .............................................. 18
         3.6      Company SEC Filings ......................................................................... 18
         3.7      Company Reports ............................................................................. 18
         3.8      Compliance With Laws ........................................................................ 19
         3.9      Litigation .................................................................................. 20
         3.10     Defaults .................................................................................... 20
         3.11     Absence of Certain Changes or Events ........................................................ 20
         3.12     Undisclosed Liabilities ..................................................................... 21

                                TABLE OF CONTENTS
                                  (continued)

                                                                                                              Page
         3.13     Licenses .................................................................................... 21
         3.14     Governmental and Shareholder Approvals ...................................................... 21
         3.15     Antitakeover Provisions Inapplicable ........................................................ 21
         3.16     Proxy Statement/Registration Statement Disclosure ........................................... 21
         3.17     Taxes ....................................................................................... 22
         3.18     Insurance ................................................................................... 23
         3.19     Loans; Investments .......................................................................... 23
         3.20     Interest Rate Risk Management Arrangements .................................................. 24
         3.21     Allowance for Loan Losses ................................................................... 24
         3.22     Company Benefit Plans ....................................................................... 24
         3.23     Environmental Matters ....................................................................... 28
         3.24     Material Contracts .......................................................................... 28
         3.25     Real Property ............................................................................... 29
         3.26     Indemnification ............................................................................. 30
         3.27     Insider Interests ........................................................................... 30
         3.28     Rights Agreement ............................................................................ 30
         3.29     Advice of Changes ........................................................................... 30
         3.30     Fairness Opinion ............................................................................ 30
         3.31     Fees ........................................................................................ 30
         3.32     Disclosure Schedules; Materiality ........................................................... 31

IV.      COVENANTS ............................................................................................ 31
         4.1      Conduct of Business by the Company Until the Effective Time ................................. 31
         4.2      Conduct of Business by Purchaser Until the Effective Time ................................... 37
         4.3      Certain Actions ............................................................................. 38

V.       ADDITIONAL AGREEMENTS ................................................................................ 39
         5.1      Inspection of Records; Confidentiality ...................................................... 39
         5.2      Meetings of the Company ..................................................................... 39
         5.3      Bank Merger ................................................................................. 40
         5.4      D&O Indemnification ......................................................................... 40
         5.5      Affiliate Letters ........................................................................... 41
         5.6      Regulatory Applications ..................................................................... 42
         5.7      Financial Statements and Reports ............................................................ 42
         5.8      Registration Statement; Shareholder Approval ................................................ 42
         5.9      Notice ...................................................................................... 43
         5.10     Press Releases .............................................................................. 43
         5.11     Delivery of Supplements to Disclosure Schedules ............................................. 43
         5.12     Tax Opinion ................................................................................. 44
         5.13     Tax Treatment ............................................................................... 44
         5.14     Resolution of Company Benefit Plans ......................................................... 45
         5.15     Appointment to Purchaser Board of Directors ................................................. 46
         5.16     Advisory Board .............................................................................. 47
         5.17     Rights Agreement ............................................................................ 47

                                TABLE OF CONTENTS
                                  (continued)

                                                                                                              Page
         5.18     Environmental Investigation ................................................................. 47
         5.19     Title to Real Estate ........................................................................ 48
         5.20     Conforming Entries .......................................................................... 48

VI.      CONDITIONS ........................................................................................... 48
         6.1      Conditions to the Obligations of the Parties ................................................ 48
         6.2      Conditions to the Obligations of Purchaser .................................................. 49
         6.3      Conditions to the Obligations of the Company ................................................ 51

VII.     TERMINATION; AMENDMENT; WAIVER ....................................................................... 52
         7.1      Termination ................................................................................. 52
         7.2      Effect of Termination ....................................................................... 54
         7.3      Expenses .................................................................................... 56
         7.4      Survival of Agreements ...................................................................... 56
         7.5      Amendment ................................................................................... 56
         7.6      Waiver ...................................................................................... 56

VIII.    GENERAL PROVISIONS ................................................................................... 57
         8.1      Survival .................................................................................... 57
         8.2      Notice ...................................................................................... 57
         8.3      Applicable Law .............................................................................. 58
         8.4      Material Adverse Effect ..................................................................... 58
         8.5      Headings, Etc ............................................................................... 58
         8.6      Severability ................................................................................ 58
         8.7      Entire Agreement; Binding Effect; Nonassignment; Counterparts ............................... 58

                                    EXHIBITS

         Exhibit A-1    Form of Conversion Agreement*
         Exhibit A-2    Form of Cancellation Agreement*
         Exhibit B      Form of Certificate of Merger*
         Exhibit C      Form of Bank Merger Agreement*
         Exhibit D      Form of Affiliate Letter
         Exhibit E      Forms of Letter of Understanding*
         Exhibit F      Form of Legal Opinion (Company)*
         Exhibit G      Form of Legal Opinion (Purchaser)*
         Exhibit H      Index


*Intentionally omitted.

                      AGREEMENT AND PLAN OF REORGANIZATION

     This Agreement and Plan of Reorganization ("Agreement") is made and entered into as of the 20/th/ day of May, 2003, by and among MAF Bancorp, Inc., a Delaware corporation ("Purchaser"), and St. Francis Capital Corporation, a Wisconsin corporation (the "Company").

                              W I T N E S S E T H:

     WHEREAS, the Boards of Directors of Purchaser and the Company deem it advisable and in the best interests of their respective shareholders that the Company be merged with and into Purchaser (the "Merger") in accordance with the Delaware General Corporation Law ("DGCL"), the Wisconsin Business Corporation Law ("WBCL") and this Agreement;

     WHEREAS, the respective Boards of Directors of Purchaser and the Company have each approved the Merger upon the terms and conditions set forth herein;

     WHEREAS, immediately following the Merger, Purchaser and the Company intend that St. Francis Bank, F.S.B., a wholly-owned subsidiary of the Company (the "Bank"), shall merge (the "Bank Merger") with and into Mid America Bank, fsb, a wholly-owned subsidiary of Purchaser ("Mid America"); and

     WHEREAS, Purchaser and the Company intend the Merger to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended ("Code").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                       I.

                                   THE MERGER

     1.1  Effects of the Merger.

          (a) Surviving Corporation. Subject to the terms and conditions of this Agreement, the Company shall be merged with and into Purchaser at the Effective Time (as defined in Section 1.4 below) in accordance with the DGCL and the WBCL. As a result of the Merger, the separate corporate existence of the Company shall cease and the Purchaser shall continue as the surviving corporation (the "Surviving Corporation").

          At the Effective Time, the effects of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and WBCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of Purchaser and the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Purchaser and the Company shall become the debts, liabilities and duties of the Surviving Corporation.

          (b) Certificate of Incorporation. The Certificate of Incorporation of Purchaser in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the DGCL.

          (c) By-laws. The By-laws of Purchaser in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until altered, amended or repealed as provided therein, or in accordance with the Certificate of Incorporation of the Surviving Corporation and the DGCL.

          (d) Directors and Officers. The directors of the Surviving Corporation shall be the persons who were directors of Purchaser immediately prior to the Effective Time; provided, however, that certain members of the Company's Board of Directors shall be appointed to the Board of Directors of each of the Surviving Corporation and Mid America pursuant to Section 5.15. The officers of the Surviving Corporation shall be the persons who were officers of Purchaser immediately prior to the Effective Time.

     1.2 Conversion of Securities. Subject to Section 1.5(d) regarding fractional shares, at the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of Purchaser Common Stock (as defined below) or Company Common Stock (as defined below), the following shall occur:

          (a) Purchaser Common Stock. Each share of the common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") issued and outstanding immediately prior to the Effective Time shall remain outstanding and shall be unchanged following the Merger.

          (b) Company Common Stock. Subject to Section 1.2(c) below, each share of the common stock, par value $0.01 per share, of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be converted into the right to receive 0.79 (the "Exchange Ratio") fully paid and nonassessable shares of Purchaser Common Stock (the value of which is referred to herein as the "Merger Consideration").

          (c) Stock Held by the Company or Purchaser. All shares of Company Common Stock (other than shares of Company Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties) that are (i) owned by the Company as treasury stock, (ii) owned directly or indirectly by the Company or any of its wholly-owned subsidiaries or (iii) owned directly or indirectly by Purchaser or any of its wholly-owned subsidiaries, shall be cancelled and shall constitute authorized but unissued Company Common Stock and no shares of Purchaser Common Stock or other consideration shall be delivered in exchange therefor.

          (d) Adjustments for Dilution and Other Matters. If subsequent to the date of this Agreement but prior to the Effective Time, (a) the Company shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine the Company Common Stock, or declare a dividend or make a distribution of Company Common Stock or any security convertible into Company Common Stock, or (b) Purchaser shall declare a stock dividend or distribution upon or subdivide, split up, reclassify or combine Purchaser Common Stock or declare a dividend or make a distribution of Purchaser Common Stock or any security convertible into Purchaser Common Stock, an appropriate adjustment or adjustments shall be made to the Exchange Ratio.

     1.3 Stock Options. (a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock (each an "Option," and collectively, "Options"), which is outstanding and unexercised immediately prior to the Effective Time, shall, at the option of the holder of such Option, be converted pursuant to either Section 1.3(a)(i) or (ii) below:

               (i) each Option held by a holder of an Option who, prior to the Effective Time, delivers an agreement in the form of Exhibit A-1 attached ("Conversion Agreement"), shall be converted into an option to purchase shares of Purchaser Common Stock in such number and at such exercise price as set forth herein and otherwise having the same terms and conditions as in effect immediately prior to the Effective Time (except to the extent that such terms, conditions and restrictions may be altered in accordance with their terms as a result of the Merger contemplated hereby or to the extent of any limited rights granted with respect thereto, which limited rights shall be cancelled and of no further force or effect): (x) the number of shares of Purchaser Common Stock to be subject to the converted Option shall be equal to the product of (A) the number of shares of Company Common Stock subject to the original Option and (B) the Exchange Ratio; (y) the exercise price per share of Purchaser Common Stock under the converted Option shall be equal to (A) the exercise price per share of Company Common Stock under the original Option divided by (B) the Exchange Ratio; and (z) upon exercise of each Option by a holder thereof, the aggregate number of shares of Purchaser Common Stock deliverable upon such exercise shall be rounded down, if necessary, to the nearest whole share and the aggregate exercise price shall be rounded up, if necessary, to the nearest cent; or

               (ii) each Option not converted pursuant to Section 1.3(a)(i) above, shall be, immediately prior to the Effective Time, subject to the consent of Purchaser (in its sole discretion), converted to the right to receive cash; provided, prior to the Effective Time, the Company delivered to Purchaser a cancellation agreement, substantially in the form of Exhibit A-2 hereto ("Cancellation Agreement"), executed by the holder of such Option. All Options converted pursuant to this Section 1.3(a)(ii) shall terminate effective immediately prior to the Effective Time. In consideration of the foregoing, Purchaser shall make or shall cause to be made a cash payment to the holder of each Option, at the time provided in the final sentence of this Section 1.3(a)(ii), in an amount (less any applicable withholding taxes) equal to the number of Company Common Stock shares covered by such Option multiplied by the amount which the Merger Consideration exceeds the exercise price per share of Company Common Stock under the Option held by such holder. A holder of an Option who has delivered a Cancellation Agreement (x) prior to the Effective Time shall be paid the amount to be paid pursuant to this Section 1.3(a)(ii) within three
     (3) business days following the Effective Time, and (y) after the Effective Time shall be paid the amount to be paid pursuant to this

     Section 1.3(a)(ii) within five (5) business days of Purchaser's receipt of such Cancellation Agreement.

The adjustments provided herein with respect to any Options which are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with the requirements of Section 424(a) of the Code.

          (b) The Company shall amend each Company Stock Option Plan (as defined herein) to provide for the conversion or cancellation of Options in accordance with this Section 1.3. The Company shall also provide to Purchaser the conversion option selected, pursuant to this Section 1.3, by holders of the Options not less than five (5) business days prior to the Effective Time. Such notice shall provide: (i) the name of the holder of such Option; (ii) the number of shares of Company Common Stock subject to such Option; (iii) the exercise price of such Option; and (iv) the method of conversion selected by the holder of such Option. In the event the Company fails to provide a conversion method for an Option pursuant to this Section 1.3, such Option shall be converted pursuant to Section 1.3(a)(ii).

          (c) Purchaser shall file, simultaneous with the Registration Statement (as defined herein), with the Securities and Exchange Commission ("SEC") a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Purchaser Common Stock subject to options to acquire Purchaser Common Stock issued pursuant to
Section 1.3(a)(i) hereof, and shall use its reasonable best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or "blue sky" laws, for so long as such options remain outstanding.

     1.4 Consummation of the Merger; Effective Time. Subject to the terms and conditions of this Agreement, the transactions contemplated by this Agreement shall be consummated (the "Closing") at the offices of Vedder, Price, Kaufman & Kammholz, 222 North LaSalle Street, Chicago, Illinois, on such date and time as shall be fixed by mutual agreement of Purchaser and the Company as promptly as practicable but not later than ten (10) business days (unless otherwise agreed to by the parties, such agreement not to be unreasonably withheld) after all of the conditions set forth in Article VI (other than the receipt of closing certificates and legal opinions) have first been fulfilled or waived; provided such conditions shall continue, on such tenth business day, to be fulfilled or waived, including the conditions which, by their terms, are to be satisfied on the Closing Date and/or at the Effective Time (the date of such closing being, the "Closing Date"). At the Closing, Purchaser and the Company shall cause the Merger to become effective by causing a certificate of merger and an articles of merger substantially in the forms set forth in Exhibit B (collectively, the "Certificate of Merger") to be executed in accordance with the DGCL and WBCL and to be filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Wisconsin. The time at which the Merger becomes effective shall be referred to as the "Effective Time."

     1.5  Exchange of Certificates.

          (a) Exchange Agent. As of the Effective Time, Purchaser shall deposit, or shall cause to be deposited with Computershare Investor Services LLP (the "Exchange Agent"), for the benefit of the holders of shares of the Company Common Stock, for exchange in accordance with this Article I, certificates representing the shares of Purchaser Common Stock and cash in lieu of fractional shares.

          (b) Surrender of Certificates. As soon as practicable after the Effective Time but in no event later than three (3) business days following the Effective Time, the Exchange Agent shall deliver to each holder of record of a certificate or certificates which, as of the Effective Time, represented outstanding shares of Company Common Stock (each, a "Certificate"): (i) a form letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent) to the Exchange Agent; and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. The foregoing letter of transmittal and instructions shall be subject to prior approval of the Company. Upon surrender of a Certificate for cancellation to the Exchange Agent (or a lost certificate affidavit and bond in a form reasonably acceptable to the Exchange Agent), together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive, in exchange therefor, a certificate evidencing the number of shares of Purchaser Common Stock into which the shares of Company Common Stock, theretofore represented by the Certificate so surrendered, shall have been converted pursuant to the provisions of Section 1.2 (and, where applicable, cash in lieu of fractional shares, also pursuant to the provisions of Section 1.2) and the Certificate so surrendered shall be cancelled. Purchaser shall direct the Exchange Agent to make such deliveries within three (3) business days of the receipt of all required documentation. If any Purchaser Common Stock to be exchanged for shares of Company Common Stock is to be delivered in a name other than that in which the Certificate surrendered for exchange is registered, it shall be a condition to the exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that all signatures shall be guaranteed by a member firm of any national securities exchange in the United States or the National Association of Securities Dealers, Inc., or by a commercial bank or trust company or other financial institution acceptable to Purchaser having an office in the United States, and that the person requesting the payment shall either (a) pay to the Exchange Agent any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered, or (b) establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not payable. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of any shares of Company Common Stock outstanding immediately prior to the Effective Time and any such shares of Company Common Stock presented to the Exchange Agent shall be cancelled in exchange for the Merger Consideration payable with respect thereto as provided in Section 1.2 above.

          (c) Failure to Exchange Company Common Stock. No dividends or other distributions declared after the Effective Time with respect to Purchaser Common Stock payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Purchaser Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any holder until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the holder thereof shall be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to the Purchaser Common Stock represented by such Certificate. All dividends or other distributions declared on or after the Effective Time with respect to the Purchaser Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Certificate not theretofore surrendered and exchanged for Purchaser Common Stock pursuant to this Section 1.5(c) shall be paid or delivered by Purchaser to the Exchange Agent, in trust, for the benefit of such holders. All such dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates unclaimed at the end of one (1) year from the Effective Time shall be repaid or redelivered by the Exchange Agent to Purchaser after which time any holder of Certificates who has not theretofore surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look only to Purchaser for payment or delivery of such dividends or distributions, as the case may be. Any shares of Purchaser Common Stock or other consideration delivered or made available to the Exchange Agent pursuant to this Section 1.5(c) and not exchanged for Certificates within one (1) year after the Effective Time shall be returned by the Exchange Agent to Purchaser which shall thereafter act as exchange agent subject to the rights of holders of unsurrendered Certificates hereunder.

          (d) Fractional Shares. No certificates or scrip representing fractional shares of Purchaser Common Stock shall be issued upon the surrender or exchange of Certificates, no dividend or distribution of Purchaser shall relate to any fractional share, and such fractional share interests will not entitle the owner thereof to vote or assert any rights of a stockholder of Purchaser. In lieu of any fractional share, Purchaser shall cause to be paid to each holder of shares of Company Common Stock who otherwise would be entitled to receive a fractional share of Purchaser Common Stock an amount of cash (without interest) equal to the product achieved when such fraction is multiplied by the closing price of Purchaser Common Stock on The Nasdaq Stock Market ("Nasdaq") on the Closing Date.

          (e) Escheat. Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a former holder of Company Common Stock for any consideration delivered to a public official pursuant to applicable escheat or abandoned property laws.

          (f) Withholding Rights. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of shares of Company Common Stock such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Purchaser, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares in respect of which such deduction and withholding were made by Purchaser.

          (g) Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares except as otherwise provided herein or by law.

                                      II.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Except as set forth in the Disclosure Schedule delivered by Purchaser to the Company prior to execution of this Agreement ("Purchaser Disclosure Schedule"), Purchaser represents and warrants to the Company that:

     2.1  Organization.

          (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses, and to carry on its businesses substantially as they have been and are now being conducted. Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect (as defined in Section 8.4) on the business of Purchaser and its subsidiaries, taken as a whole. Purchaser has all requisite corporate power and authority to enter into this Agreement, and, upon the approval of the Governmental Authorities (as defined herein) and the stockholders of Purchaser, to consummate the transactions contemplated hereby. Purchaser is duly registered as a unitary savings and loan holding company under the Home Owners' Loan Act, as amended ("HOLA").

          (b) Mid America is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States. Mid America is an "insured depository institution" as defined in the Federal Deposit Insurance Act (the "FDI Act") and applicable regulations thereunder, the deposits of which are insured by the Federal Deposit Insurance Corporation ("FDIC") through the Savings Association Insurance Fund ("SAIF") to the full extent permitted under applicable laws.

          (c) Except as set forth on Schedule 2.1(c) to the Purchaser Disclosure Schedule, Purchaser has no direct or indirect subsidiaries other than MAF Developments, Inc., N.W. Financial Corporation, Mid America Investment Services, Inc., Mid America Finance Corporation, Mid America Insurance Agency, Inc., Centre Point Title Services, Inc., MAF Realty Co., L.L.C.-III, MAF Realty Co., L.L.C.-IV, Mid America Mortgage Securities, Inc., Ambria Development Corporation, Randall Road Development Corporation, Reigate Woods Development Corporation, Mid America Re, Inc., Mid Town Development Corporation and Equitable Finance Corporation (the "Purchaser Corporate Subsidiaries") and Mid America (collectively, the "Purchaser Subsidiaries"). Except as set forth on
Schedule 2.1(c) to the Purchaser Disclosure Schedule, each of the Purchaser Corporate Subsidiaries is either wholly-owned by Purchaser or Mid America or by wholly-owned subsidiaries of Mid America, and is a duly organized and validly existing corporation or limited liability company, as applicable, in good standing under the laws of the State of Illinois, Delaware or Vermont, with corporate power and authority to own, operate and lease its assets and properties and carry on its business substantially as it has been and is now being conducted. Each Purchaser Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its respective businesses, except where the failure to so hold would not have a Material Adverse Effect on the business of Purchaser and the Purchaser Subsidiaries, taken as a whole.

     2.2 Authorization. The execution, delivery and performance of this Agreement, the Certificate of Merger and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by Purchaser's Board of Directors, and all necessary corporate action (except for the requisite stockholder approval) on the part of Purchaser has been taken. This Agreement has been, and the Certificate of Merger will be, duly executed and delivered by Purchaser and, subject to the approval of all requisite state and federal regulatory agencies and the stockholders of Purchaser, will constitute the valid and binding obligations of Purchaser, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines.

     2.3  No Conflicts; Required Filings and Consents.

          (a) The execution and delivery of this Agreement and the Certificate of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or result in any violation of the Certificate of Incorporation or By-laws of Purchaser or organizational documents of any Purchaser Subsidiary; (ii) conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Purchaser or any Purchaser Subsidiary or their respective properties; or (iii) conflict with or violate any domestic (federal, state or local) or foreign law, statute, ordinance, regulation or order (collectively "Laws") applicable to the Purchaser or Purchaser Subsidiaries, other than any such conflicts, violations or defaults which (A) individually or in the aggregate do not have a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries, taken as a whole, or (B) will be cured or waived prior to the Effective Time.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal or state governmental authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement, the Certificate of Merger or the consummation by Purchaser of the transactions contemplated hereby or thereby, the absence of which would have a Material Adverse Effect upon Purchaser, except for those relating to: (i) any application or notice with the Office of Thrift Supervision ("OTS"), the FDIC, and any other federal or state regulatory authorities having jurisdiction over the transactions contemplated hereby (collectively, the "Governmental Authorities"); (ii) the Registration Statement to be filed by Purchaser relating to the Purchaser Common Stock to be issued pursuant to this Agreement (the "Registration Statement") with the SEC and various blue sky authorities, which Registration Statement shall include the proxy statement for use in connection with the meetings of the stockholders of Purchaser and the Company (the "Proxy Statement") to be called pursuant to Section 5.8 hereof;
(iii) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and the Wisconsin Department of Financial

Institutions; (iv) any filings, approvals or no-action letters with or from state securities authorities; and (v) any antitrust filings, consents, waivers or approvals.

     2.4  Capitalization.

          (a) As of May 1, 2003, the capital stock of Purchaser consists of the following:

  Class of
    Stock      Par Value    Authorized      Issued     Outstanding    Treasury
  ---------    ---------    ----------    ----------   -----------   ----------
    Common       $ .01      80,000,000    25,420,650    23,316,374    2,104,276
  Preferred      $ .01       5,000,000             0             0            0

All of the issued and outstanding shares of Purchaser Common Stock have been, and all of the shares of Purchaser Common Stock to be issued in the Merger will be, at the Effective Time, duly and validly authorized and issued, and are, or upon issuance in the Merger will be, as the case may be, fully paid and nonassessable. None of the outstanding shares of Purchaser Common Stock have been issued in violation of any preemptive rights and none of the outstanding shares of Purchaser Common Stock is or will be entitled to any preemptive rights in respect of the Merger or any of the other transactions contemplated by this Agreement. Purchaser has reserved, and will at the Effective Time have, a number of authorized but unissued shares of Purchaser Common Stock or shares of Purchaser Common Stock held in treasury sufficient to pay the Merger Consideration in accordance with Section 1.2 hereof. There are no obligations, contingent or otherwise, of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity, except for investments in Purchaser Subsidiaries, loan commitments and other funding obligations entered into in the ordinary course of business.

          (b) As of May 1, 2003, Purchaser had reserved 3,394,776 shares of Purchaser Common Stock for issuance under stock option plans (the "Purchaser Stock Options Plans") for the benefit of directors, employees and former directors and employees of Purchaser and the Purchaser Subsidiaries pursuant to which options covering 2,850,653 shares of Purchaser Common Stock were outstanding as of May 1, 2003. Except as set forth on Schedule 2.4(b) to the Purchaser Disclosure Schedule, and except for the Purchaser Stock Option Plans, and other compensatory arrangements or employee benefit plans disclosed in the Purchaser Reports (as defined in Section 2.7), there are no shares of capital stock of Purchaser subject to options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of Purchaser, or contracts, commitments, understandings, or arrangements by which Purchaser is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock.

     2.5 Purchaser Financial Statements; Material Changes. Purchaser has previously delivered to the Company its audited consolidated financial statements for the years ended

December 31, 2002, 2001 and 2000, and the unaudited consolidated financial statements for the three months ended March 31, 2003 (collectively, the "Purchaser Financial Statements"). The Purchaser Financial Statements (x) are true and correct in all material respects; (y) have been prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") during the periods involved (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated financial statements, except for the absence of footnotes and for normal and recurring year end adjustments which are not material); and (z) fairly present the consolidated statement of financial condition of Purchaser as of the dates thereof and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the periods then ended. Except for events and developments referred to herein (including the Purchaser Disclosure Schedule) or Purchaser Reports, since December 31, 2002 to the date hereof, Purchaser and the Purchaser Subsidiaries, taken as a whole, have not undergone or suffered any changes in their condition (financial or otherwise), properties, assets, liabilities, business or operations which have been, in any case or in the aggregate, materially adverse to Purchaser on a consolidated basis.

     2.6 Purchaser SEC Filings. Purchaser has previously made available to the Company true and complete copies of (a) its proxy statements on Schedule 14A of the Securities Exchange Act relating to all meetings of stockholders (whether special or annual) during the calendar years 2000, 2001, 2002 and 2003, and (b) all other reports, as amended, or filings, as amended, filed under the Securities and Exchange Act of 1934, as amended, and the rules and regulations thereunder (collectively, the "Exchange Act"), by Purchaser with the SEC since January 1, 2000, including without limitation, reports on Forms 10-K, 10-Q and 8-K, and filings with the SEC under the Securities Act. Purchaser has taken, or will take, any and all actions as necessary to comply with the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder.

     2.7 Purchaser Reports. (a) Since January 1, 2000, each of Purchaser and the Purchaser Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the SEC, (b) the OTS, (c) the FDIC, (d) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (e) Nasdaq (collectively, the "Purchaser Reports"). Purchaser has previously made available to the Company true and complete copies of the Purchaser Reports requested by the Company. As of their respective filing dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with the applicable provisions of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) Except as disclosed in Purchaser Reports or set forth in Schedule 2.7(b) to the Purchaser Disclosure Schedule, and except for examinations or reviews conducted in the regular course of the business of Purchaser or the Purchaser Subsidiaries by the SEC, Internal Revenue Service, Department of Labor, state, and local taxing authorities, OTS or the FDIC, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of Purchaser, investigation into the business or operations of Purchaser or the Purchaser Subsidiaries within the past three years. None of Purchaser or any Purchaser Subsidiary is subject to a written agreement (as such term is defined pursuant to 12 U.S.C. (S)1818) with the OTS or the FDIC. There is no unresolved violation, criticism or exception by the SEC, OTS or FDIC, or other agency, commission or entity with respect to any report or statement referred to herein that has had or is expected to have a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries, taken as a whole.

     2.8 Compliance With Laws. (a) Except as disclosed on Schedule 2.7(b) to the Purchaser Disclosure Schedule and except for any conflicts, defaults or violations which would not insofar as can reasonably be foreseen in the future, individually or in the aggregate, have a Material Adverse Effect on Purchaser or the Purchaser Subsidiaries, taken as a whole, neither Purchaser nor any Purchaser Subsidiary is in conflict with, or in default or violation of, (i) any law applicable to Purchaser or any Purchaser Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser or any Purchaser Subsidiary is a party or by which Purchaser or any Purchaser Subsidiary or any of its or any of their respective properties is bound or affected.

          (b) The policies, programs, and practices of Purchaser and each Purchaser Subsidiary relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. Except as disclosed on
Schedule 2.8(b) to the Purchaser Disclosure Schedule, there are no disputes, claims, or charges pending or, to Purchaser's best knowledge, threatened in writing against Purchaser or any Purchaser Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the best knowledge of Purchaser, there is no basis for any valid claim or charge with regard to such matters.

     2.9 Litigation. (a) Except as set forth on Schedule 2.7(b) to the Purchaser Disclosure Schedule, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of Purchaser, threatened against or affecting Purchaser or any Purchaser Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which, if adversely determined, would have a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries, taken as a whole, or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or thereby.

          (b) Except as set forth on Schedule 2.7(b) to the Purchaser Disclosure Schedule, there is no injunction, order, judgment, or decree, judicial or regulatory, imposed on Purchaser or any of the Purchaser Subsidiaries or the assets of Purchaser or any of the Purchaser Subsidiaries which has had a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries, taken as a whole.

     2.10 Defaults. There has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by Purchaser or any Purchaser Subsidiary under any contract, commitment, or other material obligation to which Purchaser, any Purchaser Subsidiary or their respective properties is subject, and neither Purchaser nor any Purchaser Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries, taken as a whole. To the best knowledge of Purchaser, except as disclosed in Purchaser Reports, no other party to any such material contract or commitment is in default in any material obligation to be performed by such party.

     2.11 Absence of Certain Changes or Events. Except as disclosed in the Purchaser Reports filed with the SEC prior to the date of this Agreement and except for transactions contemplated by this Agreement, since December 31, 2002, Purchaser and the Purchaser Subsidiaries have conducted their respective businesses only in the ordinary course of business and in a manner consistent with past practice and, since December 31, 2002, there has not been (a) any change in the financial condition, results of operations or business of Purchaser and any of the Purchaser Subsidiaries having a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of Purchaser or any of the Purchaser Subsidiaries having a Material Adverse Effect on Purchaser or the Purchaser Subsidiaries taken as a whole, (c) any change by Purchaser in its accounting methods, principles or practices, except as required by the applicable regulatory or governmental agency, or (d) except for regular quarterly cash dividends on Purchaser Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions in respect of shares of Purchaser Common Stock or any redemption, purchase or other acquisition of the securities of any Purchaser Subsidiary.

     2.12 Undisclosed Liabilities. All of the obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or becoming due, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, including taxes with respect to or based upon transactions or events heretofore occurring, that are required to be reflected, disclosed or reserved against in the audited consolidated financial statements in accordance with GAAP ("Liabilities") have, in the case of Purchaser and the Purchaser Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of Purchaser as of December 31, 2002 or in the notes thereto, and Purchaser and the Purchaser Subsidiaries have no other Liabilities except Liabilities incurred since December 31, 2002, in the ordinary course of business or disclosed on
Schedule 2.7(b) to the Purchaser Disclosure Schedule.

     2.13 Licenses. To Purchaser's best knowledge, Purchaser and each Purchaser Subsidiary, respectively, hold all governmental registrations, licenses, permits or franchises (each a "Purchaser Permit") required to be held by it and which are material with respect to the operation of their respective businesses, except for such Purchaser Permits which, the failure to hold, would not have a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries, taken as a whole.

     2.14 Government Approvals. To Purchaser's best knowledge, no fact or condition exists with respect to Purchaser or any Purchaser Subsidiary which Purchaser has reason to believe will prevent it from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by any Governmental Authority.

     2.15 Fairness Opinion. Purchaser has received an opinion, dated the date of this Agreement, from Sandler O'Neill & Partners, L.P. that, subject to the terms, conditions and qualifications set forth therein, the Exchange Ratio is fair to Purchaser's stockholders from a financial point of view.

     2.16 Fees. Other than the financial advisory services performed for Purchaser by Sandler O'Neill & Partners, L.P. neither Purchaser nor any of the Purchaser Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for Purchaser or any Purchaser Subsidiary in connection with this Agreement or the transactions contemplated hereby.

     2.17 Tax Matters. Neither Purchaser nor any of its affiliates has, through the date of this Agreement taken or agreed to take or omit to take any action that would prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

     2.18 Registration Statement; Proxy Statement/Prospectus. The information supplied by Purchaser for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to Purchaser or any of its affiliates, officers or directors should be discovered by Purchaser which would be required to be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, Purchaser shall promptly inform the Company.

     2.19 Disclosure Schedules; Materiality. The inclusion of any matters or items on the Purchaser Disclosure Schedule shall not constitute an acknowledgement by Purchaser (or evidence) as to the materiality or Material Adverse Effect of any matter or item so disclosed.

     2.20 Purchaser Benefit Plans. (a) Set forth on Schedule 2.20 to the Purchaser Disclosure Schedule are any retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, bonus, group insurance, severance and other employee benefit plans which Purchaser or any Purchaser Subsidiary has in effect as of the date hereof (the Purchaser Benefit Plans), and true and correct copies (or detailed summaries) of each such plan are attached to and made a part of Schedule 2.20 to the Purchaser Disclosure Schedule (except for such employee benefit plans identified on Schedule 2.20 to the Purchaser Disclosure Schedule, true and correct copies of which are filed as exhibits to a filing made by Purchaser with the SEC).

          (b) Each of the Purchaser Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code (the "Purchaser Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, and to the best knowledge of the

Purchaser, there exist no circumstances likely to materially adverse affect the qualified status of any such Purchaser Qualified Plan.

          (c) Except as set forth on Schedule 2.20(c) to the Purchaser Disclosure Schedule, no Purchaser Qualified Plan is a defined benefit pension plan.

          (d) Each Purchaser Benefit Plan is, and has been since the inception of such Purchaser Benefit Plan, in substantial compliance with, and each such Purchaser Benefit Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable material laws, rules and regulations governing such Purchaser Qualified Plan.

     2.21 Environmental Matters. (a) For purposes of this Section 2.21, (i) "Purchaser Properties" means (i) real estate owned or leased by Purchaser and the Purchaser Subsidiaries and used as a banking related facility, (ii) other real estate owned by Purchaser or the Purchaser Subsidiaries as defined by any federal or state financial institution regulatory agency with regulatory authority for Purchaser and the Purchaser Subsidiaries, and (iii) real estate owned or leased by a partnership or joint venture in which Purchaser or a Purchaser Subsidiary has an ownership interest:

          (b) Except as set forth on Schedule 2.21 to the Purchaser Disclosure Schedule, to the best knowledge of Purchaser after such inquiry and investigation as Purchaser deems appropriate, there are no present or past conditions on the Purchaser Properties, other than past conditions which have been remediated, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any material or substance: (i) which is or becomes defined as a "hazardous substance", "pollutant" or "contaminant" pursuant to CERCLA, or other law, regulation, rule, ordinance or similar requirement that governs or protects the environment enacted by the United States, any state, or any county, city or agency or subdivision of the United States or any state, and amendments thereto and regulations promulgated thereunder (collectively, "Environmental Laws");
(ii) containing gasoline, oil, diesel fuel or other petroleum products, or fractions thereof; (iii) which is or becomes defined as a "hazardous waste" pursuant to RCRA and amendments thereto and regulations promulgated thereunder;
(iv) containing polychlorinated biphenyls; (v) containing asbestos; (vi) which is radioactive; (vii) which is biologically hazardous; (viii) the presence of which requires investigation or remediation under any Environmental Laws; (ix) which is defined as a "hazardous waste", "hazardous substance", "pollutant" or "contaminant" or other such term used to defined a substance having an adverse effect on the environment under Environmental Laws; or (x) any toxic, explosive, dangerous corrosive or otherwise hazardous substance, material or waste, which is regulated by any federal, state or local governmental authority (collectively, "Hazardous Materials") or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials.

          (c) Purchaser and each Purchaser Subsidiary are in compliance in all material respects with all Environmental Laws. Neither Purchaser nor any Purchaser Subsidiary has received notice of, or to the best knowledge of Purchaser, are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Purchaser

Properties which have or may reasonably be expected to result in a Material Adverse Effect on Purchaser and the Purchaser Subsidiaries, taken as a whole.

     2.22 Advice of Changes. Between the date hereof and the Effective Time, Purchaser shall promptly advise the Company in writing of any fact which, if existing or known as of the date hereof, would have been required to be set forth or disclosed pursuant to this Agreement or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue.

                                      III.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Disclosure Schedule delivered by the Company to Purchaser prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Purchaser that:

     3.1 Organization. (a) The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin. The Company is current in all of its filings necessary to maintain its corporate existence under Wisconsin law. The Company has all requisite power and authority, corporate and otherwise, to own, operate and lease its assets, properties and businesses and to carry on its businesses substantially as they have been and are now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect on the Company and its subsidiaries, taken as a whole. The Company has all requisite corporate power and authority to enter into this Agreement, and, upon the approval of the Governmental Authorities and the shareholders of the Company, to consummate the transactions contemplated hereby and thereby. The Company is duly registered as a unitary savings and loan holding company under HOLA.

          (b) The Bank is a federally-chartered stock savings bank duly organized and in existence under the laws of the United States. The Bank is an "insured depository institution" as defined in the FDI Act and applicable regulations thereunder, the deposits of which are insured by FDIC through SAIF to the full extent permitted under applicable laws.

          (c) Except as set forth on Schedule 3.1(c) of the Company Disclosure Schedule, the Company has no direct or indirect subsidiaries other than St. Francis Equity Properties, Inc., SF Insurance Services, SF Investment Corporation and St. Francis Mortgage Corporation (inclusive of the entities set forth on Schedule 3.1(c) of the Company Disclosure Schedule, the "Company Corporate Subsidiaries") and the Bank (collectively, the "Company Subsidiaries"). Except as set forth on Schedule 3.1(c) of the Company Disclosure Schedule, each of the Company Corporate Subsidiaries is either wholly-owned by the Company or the Bank, and is a duly organized and validly existing corporation, in good standing under the laws of the State of Wisconsin or the State of Nevada, with corporate power and authority to own, operate and lease its assets and properties and carry on its business substantially as it has been and is now being conducted. Each Company Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business transacted by it requires that it be so qualified, except where the failure to so qualify would not have a Material Adverse Effect on the Company and the Company, taken as a whole. Each Company Subsidiary holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its and their respective businesses, except where the failure to so hold would not have a Material Adverse Effect on the business of the Company and the Company Subsidiaries, taken as a whole.

     3.2 Authorization. The execution, delivery and performance of this Agreement, the Certificate of Merger, and the consummation of the transactions contemplated hereby and thereby have been duly approved and authorized by the Company's Board of Directors, and all necessary corporate action on the part of the Company (except for the requisite shareholder approval) has been taken. This Agreement has been, and the Certificate of Merger will be, duly executed and delivered by the Company and, subject to the approval of the shareholders of the Company, and all requisite, state and federal regulatory agencies, will constitute the valid and binding obligations of the Company, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles and doctrines. Neither the Articles of Incorporation nor the By-laws of the Company will need to be amended to effectuate the transactions contemplated by this Agreement.

     3.3 No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement and the Certificate of Merger do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with or result in any violation of the Articles of Incorporation or By-laws of the Company or organizational documents of any Company Subsidiary;
(ii) conflict with or result in any violation, breach or termination of, or default or loss of a material benefit under, or permit the acceleration of, any obligation or result in the creation of any material lien, charge or encumbrance on any of the property or assets under any provision of any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or their respective properties; or (iii) conflict with or violate any Laws applicable to the Company or the Company Subsidiaries other than any such conflicts, violations or defaults which (A) individually or in the aggregate do not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, or
(B) will be cured, by valid amendment or otherwise, or waived prior to the Effective Time.

          (b) No consent, approval, order or authorization of, or registration, declaration or filing with, any federal or state governmental authority is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the Certificate of Merger or the consummation by the Company of the transactions contemplated hereby or thereby, the absence of which would have a Material Adverse Effect upon the Company, except for those relating to: (i) any application or notice with the Governmental Authorities;
(ii) the Registration Statement and Proxy Statement with the SEC; (iii) the Certificate of Merger with the Secretary of State of the State of Delaware and the Wisconsin Department of Financial Institutions; (iv) any filings, approvals or no-action letters with or from state securities authorities; and (v) any antitrust filings, consents, waivers or approvals.

     3.4 Capitalization and Shareholders. (a) As of the date hereof, the capital stock of the Company consists of the following:

      Class of               Par
       Stock                Value           Authorized           Issued           Outstanding         Treasury
   --------------           -----           ----------           ------           -----------         --------
 Common                     $0.01           24,000,000         14,579,240          9,398,531          5,180,709
 Preferred                  $0.01            6,000,000                  0                  0                  0

All of the issued and outstanding shares of Company Common Stock have been duly and validly authorized and issued, and are fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the WBCL (such section, including judicial interpretations thereof and Section 180.40(6), its predecessor statute, are referred to herein as "Section 180.0622(2)(b) of the WBCL"). None of the outstanding shares of Company Common Stock were issued in violation of any preemptive rights of the current or past shareholders of the Company, and, to the best knowledge of the Company, there exist no prior rights of any party to acquire such shares. All of the issued and outstanding shares of Company Common Stock will be entitled to vote to approve the Agreement. Except for the transactions contemplated herein and as provided for under the Company Stock Option Plans (as defined herein), and the Rights Agreement, dated September 25, 1997, by and between the Company and U.S. Bancorp (f/k/a Firstar Trust Company, N.A.) (the "Rights Agreement"), there are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the issuance or sale of Company Common Stock or any other equity securities of the Company.

          (b) As of the date hereof, the Company has 1,441,500 shares of Company Common Stock available for issuance out of treasury shares pursuant to stock option plans for the benefit of employees and directors of the Company or the Company Subsidiaries ("Company Stock Option Plans"). Pursuant to such plans, options covering an aggregate of 1,380,850 shares of Company Common Stock are outstanding as of the date hereof. No limited rights have been granted under the Company Stock Option Plans. As of the date hereof, all of the shares of Company Common Stock authorized to be issued under the Company's Recognition and Retention Plan ("RRP Plan") have been awarded, vested and distributed. Except as set forth in this Section 3.4(b) and except for the transactions contemplated herein, there are no shares of capital stock or other equity securities of the Company outstanding and no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of the Company, or contracts, commitments, understandings, or arrangements by which the Company is or may be bound to issue additional shares of its capital stock or options, warrants, or rights to purchase or acquire any additional shares of its capital stock. Each option is exercisable or will be exercisable as of the date set forth in Schedule 3.4(b) to the Company Disclosure Schedule and has an exercise price in the amount set forth in
Schedule 3.4(b) to the Company Disclosure Schedule.

          (c) Schedule 3.4(c) to the Company Disclosure Schedule accurately identifies the names and addresses of all of the shareholders who, to the Company's best knowledge, beneficially own more than 5% of the shares of Company Common Stock and the number of shares of common stock of the Company held by each such shareholder and by each director and senior officer of the Company. From the date hereof until the Effective Time, the Company shall, upon request, provide Purchaser with (i) a complete list of all of its shareholders of record and non-objecting shareholders, including the names, addresses and number of shares of Company Common Stock held by each shareholder, and (ii) any correspondence between the Company and any shareholder of the Company.

          (d) Except as set forth on Schedule 3.4(d) to the Company Disclosure Schedule, no capital stock of any of the Company Subsidiaries is or may become required to be issued (other than to the Company) by reason of any options, warrants, script, rights to subscribe to, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of any Company Subsidiary. There are no contracts, commitments, understandings or arrangements relating to the rights of the Company to vote or to dispose of shares of the capital stock of any Company Subsidiary. All of the shares of the capital stock of each Company Subsidiary held by the Company are fully paid and non-assessable and, except as set forth on Schedule 3.4(d) to the Company Disclosure Schedule, are owned by the Company free and clear of any claim, lien or encumbrance.

     3.5 Company Financial Statements; Material Changes. The Company has previously delivered to Purchaser its audited consolidated financial statements for the years ended September 30, 2002, 2001 and 2000, and the unaudited consolidated financial statements for the six months ended March 31, 2003 (collectively, the "Company Financial Statements"). The Company Financial Statements (x) are true and correct in all material respects; (y) have been prepared in accordance with GAAP (except as may be indicated in the notes thereto and, in the case of the unaudited consolidated financial statements, except for the absence of footnotes and for normal and recurring year-end adjustments which are not material); and (z) fairly present the consolidated statement of financial condition of the Company as of the dates thereof and the related consolidated statement of operations, changes in stockholders' equity and cash flows for the periods then ended. Since September 30, 2002 to the date hereof, the Company and the Company Subsidiaries, taken as a whole, have not undergone or suffered any changes in their condition (financial or otherwise), properties, assets, liabilities, business or operations which have been, in any case or in the aggregate, materially adverse to the Company on a consolidated basis.

     3.6 Company SEC Filings. The Company has previously made available to Purchaser true and complete copies of (a) its proxy statements on Schedule 14A of the Exchange Act relating to all meetings of shareholders (whether special or annual) during the calendar years 2000, 2001, 2002 and 2003, (b) all other reports or filings, as amended, filed under the Exchange Act by the Company with the SEC since January 1, 2000, including without limitation, reports on Forms 10-K, 10-Q and 8-K, and filings with the SEC under the Securities Act, and (c) beneficial ownership reports or filings relating to the Company Common Stock furnished to the Company since January 1, 2000. The Company has taken, or will take, any and all actions necessary to comply with the provisions of the Sarbanes-Oxley Act of 2002, and all rules and regulations promulgated thereunder, that are currently in effect or that become effective prior to Closing and are required to be complied with prior to Closing.

     3.7 Company Reports. (a) Since January 1, 2000, each of the Company and the Company Subsidiaries has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with
(a) the SEC, (b) the OTS, (c) the FDIC, (d) any applicable state banking, insurance, securities, or other regulatory authorities (except filings which are not material), and (e) Nasdaq (collectively, the "Company Reports"). The Company has previously made available to Purchaser true and complete copies of the Company Reports requested by Purchaser. As of their respective filing dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with the applicable provisions of the statutes, rules, and regulations enforced or promulgated by the authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

          (b) Except as set forth on Schedule 3.7(b) to the Company Disclosure Schedule and except for examinations or reviews conducted by the OTS or the FDIC in the regular course of the business of the Company or the Company Subsidiaries, no federal, state or local governmental agency, commission or other entity has initiated any proceeding or, to the best knowledge of the Company, investigation into the business or operations of the Company or the Company Subsidiaries within the past three years. None of the Company or any Company Subsidiary is subject to a written agreement (as such term is defined pursuant to 12 U.S.C. ss.1818) with the OTS or the FDIC. There is no unresolved violation, criticism or exception by the SEC, OTS or FDIC, or other agency, commission or entity with respect to any report or statement referred to herein that has had or is expected to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

     3.8 Compliance With Laws. (a) The businesses of the Company and each Company Subsidiary are being conducted in compliance with all applicable federal and state laws, ordinances and regulations of any governmental entity, including, without limitation, HOLA, the FDI Act, any laws affecting financial institutions (including those pertaining to the Bank Secrecy Act, the investment of funds, the lending of money, the collection of interest and the extension of credit), federal and state securities laws, laws and regulations relating to financial statements and reports, truth-in-lending, truth-in-savings, fair debt collection practices, usury, fair credit reporting, consumer protection, occupational safety, fair employment practices, fair labor standards and laws and regulations relating to employee benefits, and any statutes or ordinances relating to the properties occupied or used by the Company or any Company Subsidiary, except for possible violations which either singly or in the aggregate do not and, insofar as reasonably can be foreseen in the future, will not, have a Material Adverse Effect on the Company or any Company Subsidiary, taken as a whole.

          (b) The policies, programs and practices of the Company and each Company Subsidiary relating to wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, public policies and ordinances governing employment and terms and conditions of employment. There are no disputes, claims, or charges, pending or, to the Company's best knowledge, threatened, against the Company or any Company Subsidiary alleging breach of any express or implied employment contract or commitment, or material breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and, to the best knowledge of the Company, there is no basis for any valid claim or charge with regard to such matters.

     3.9 Litigation. (a) Except as set forth on Schedule 3.9(a) to the Company Disclosure Schedule, there is no suit, action, investigation or proceeding, legal, quasi-judicial, administrative or otherwise, pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, which is seeking damages against the Company, any Company Subsidiary, or any of their respective officers, directors, employees or agents, in their capacities as such, in excess of $100,000, or which would materially affect the ability of the Company to consummate the transactions contemplated herein or which is seeking to enjoin consummation of the transactions provided for herein or to obtain other relief in connection with this Agreement or the transactions contemplated hereby or thereby, having, or which could reasonably be foreseen to have in the future, any such effect.

          (b) There is no injunction, order, decree or regulatory restriction imposed on the Company or any of the Company Subsidiaries or the assets of the Company or any of the Company Subsidiaries which has had a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole.

     3.10 Defaults. There has not been any default, or the occurrence of an event which with notice or lapse of time or both would constitute a default, in any obligation to be performed by the Company or any Company Subsidiary under any contract, commitment, or other material obligation to which the Company, any Company Subsidiary or their respective properties is subject, and neither the Company nor any Company Subsidiary has waived any right under any contract or commitment, except in each case where any such default or waiver, singly or in the aggregate with any other such defaults or waivers, would not have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole. To the best knowledge of the Company, no other party to any such material contract or commitment is in default in any material obligation to be performed by such party.

     3.11 Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed with the SEC filed prior to the date of this Agreement or set forth on Schedule 3.11 to the Company Disclosure Schedule and except for transactions contemplated by this Agreement, since September 30, 2002 the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course of business and in a manner consistent with past practice and, since September 30, 2002, there has not been (a) any change in the financial condition, results of operations or business of the Company and any of the Company Subsidiaries having a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole, (b) any damage, destruction or loss (whether or not covered by insurance) with respect to any of the assets of the Company or any of the Company Subsidiaries having a Material Adverse Effect on the Company or the Company Subsidiaries taken as a whole, (c) any change by the Company in its accounting methods, principles or practices, except as required by the applicable regulatory or government agency, (d) any revaluation by the Company of any of its assets in any material respect, (e) to the date of this Agreement, any entry by the Company or any Company Subsidiaries into any commitment or transactions material to the Company and the Company Subsidiaries taken as a whole, except in connection with the

Merger, or (f) except for regular quarterly cash dividends on Company Common Stock with usual record and payment dates, to the date of this Agreement, any declaration, setting aside or payment of any dividends or distributions with respect to shares of Company Common Stock or any redemption, purchase or other acquisition of any of the securities of any Company Subsidiary.

     3.12 Undisclosed Liabilities. All of the obligations or Liabilities have, in the case of the Company and the Company Subsidiaries, been so reflected, disclosed or reserved against in the audited consolidated financial statements of the Company as of September 30, 2002 or in the notes thereto, and the Company and the Company Subsidiaries have no other Liabilities except Liabilities incurred since September 30, 2002, in the ordinary course of business.

     3.13 Licenses. The Company and each Company Subsidiary, respectively, hold all material governmental registrations, licenses, permits or franchises required to be held by it and which are material with respect to the operation of their respective businesses.

     3.14 Governmental and Shareholder Approvals. To the Company's best knowledge, no fact or condition exists which the Company has reason to believe will prevent the parties from obtaining approval of the Merger, the Bank Merger and other transactions contemplated by this Agreement by any Governmental Authority or the shareholders of the Company.

     3.15 Antitakeover Provisions Inapplicable. The Company has, or will have prior to the Effective Time, taken all necessary action so that no "business combination," "moratorium," "control share" or other state antitakeover statute or regulation, nor any provision in the Company's Articles of Incorporation, By-laws or Rights Agreement, would (i) prohibit or restrict the Company's ability to perform its obligations under this Agreement or the Certificate of Merger or its ability to consummate the transactions contemplated hereby and thereby, (ii) have the effect of invalidating or voiding this Agreement or the Certificate of Merger, or any provision hereof or thereof, or (iii) subject Purchaser to any impediment or condition in connection with the exercise of any of its rights under this Agreement or the Certificate of Merger.

     3.16 Proxy Statement/Registration Statement Disclosure. None of the information to be supplied by the Company for inclusion or to be incorporated by reference in the Proxy Statement/Registration Statement or the information relating to the Company and the Company Subsidiaries in the Registration Statement, will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the meetings of Purchaser's and the Company's shareholders to be held for purposes of approving the Merger, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, in the case of the Registration Statement, at the time it becomes effective and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading. The portions of the Proxy Statement relating to the Company which are incorporated by reference to Forms 10-K, 10-Q and 8-K filed by the Company under the Exchange Act comply, and will comply, as to form in all material respects with the provisions of the Exchange Act.

     3.17 Taxes. (a) The Company and each Company Subsidiary have each timely filed all tax and information returns, including but not limited to all required Forms 1099, 1098 and 5498, required to be filed (all such returns being correct and complete in all material respects) and have paid (or the Company has paid on behalf of each Company Subsidiary), or have accrued on their respective books and set up an adequate reserve for the payment of, all taxes, interest and penalties required to be paid in respect of the periods covered by such returns and have accrued on their respective books and set up an adequate reserve for the payment of all income and other taxes anticipated to be payable in respect of periods through the end of the calendar month next preceding the date hereof. Neither the Company nor any Company Subsidiary is delinquent in the payment of any tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any Company Subsidiary that have not been resolved or settled and no requests for waivers of the time to assess any such tax are pending or have been agreed to. Except as described in Schedule 3.17 to the Company Disclosure Schedule, the income tax returns of the Company and each Company Subsidiary have not been audited by either the Internal Revenue Service, or any state or local taxing authorities, for any of the last ten years. Neither the Company nor any Company Subsidiary is a party to any action or proceeding by any governmental authority for the assessment or the collection of taxes. Deferred taxes of the Company and each Company Subsidiary have been accounted for in accordance with GAAP. The Company and each Company Subsidiary have delivered to Purchaser correct and complete copies of all federal and state income tax returns and supporting schedules for all tax years since September 30, 1996. Neither the Company nor any Company Subsidiary has been involved in, or a party to, any transaction described in IRS Notice 2001-51. To the best of the Company's knowledge, no event has occurred that could give rise to a denial or recapture of any low income housing tax credits which are, or were: (i) previously claimed by the Company or a Company Subsidiary; (ii) projected to be claimed in future years by the Company or a Company Subsidiary; or (iii) which are attributable to low income housing projects upon which the Company or a Company Subsidiary has provided financing (excepting only the loss of tax credit with respect to a single unit located in the Thompson Meadows LLC tax credit project).

          (b) The Company has not filed any consolidated federal income tax return with an "affiliated group" (within the meaning of Section 1504 of the Code) where the Company was not the common parent of the group. Neither the Company nor any Company Subsidiary is, or has been, a party to any tax allocation agreement or arrangement pursuant to which it has any contingent or outstanding liability to anyone other than the Company or any Company Subsidiary.

          (c) The Company and each Company Subsidiary have each withheld amounts from its employees, shareholders or holders of deposit accounts in compliance with the tax withholding provisions of applicable federal, state and local laws, has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been timely made and, has notified all employees, shareholders and holders of public deposit accounts of their obligations to file all forms, statements or reports with it in accordance with applicable federal, state and local tax laws and has taken reasonable steps to insure that such employees, shareholders and holders of public deposit accounts have filed all such forms, statements and reports with it.

     3.18 Insurance. The Company and each Company Subsidiary maintain insurance with an insurer which in the best judgment of management of the Company is sound and reputable, on their respective assets, and upon their respective businesses and operations, against loss or damage, risks, hazards and liabilities of the kinds customarily insured against by prudent corporations engaged in the same or similar businesses. The Company and each Company Subsidiary maintain in effect all insurance required to be carried by law or by any agreement by which they are bound. All material claims under all policies of insurance maintained by the Company and the Bank have been filed in due and timely fashion. Except as disclosed on Schedule 3.18 to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has had an insurance policy cancelled by the issuer of the policy within the past five (5) years.

     3.19 Loans; Investments. (a) Each loan reflected as an asset on the Company Financial Statements is evidenced by appropriate and sufficient documentation in all material respects in accordance with customary lending standards and constitutes, to the best knowledge of the Company, the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines. Except as disclosed on Schedule 3.19 to the Company Disclosure Schedule, no obligor named therein is seeking to avoid the enforceability of the terms of any loan under any such laws or equitable principles or doctrines and no loan is subject to any defense, offset or counterclaim. All such loans originated by the Company or any Company Subsidiary and all such loans purchased by the Company or any Company Subsidiary, were made or purchased in accordance with customary lending standards of the Company and any Company Subsidiary and in the ordinary course of business of the Company and each Company Subsidiary. Set forth on Schedule 3.19(a) to the Company Disclosure
Schedule is a complete list of the Company REO (as defined herein) as of April 30, 2003.

          (b) All guarantees of indebtedness owed to the Company or any Company Subsidiary, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable, except to the extent enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors rights generally or equitable principles or doctrines.

          (c) In originating, purchasing, underwriting, servicing, and discharging loans, mortgages, land contracts, and contractual obligations relating thereto, either for their own account or for the account of others, the Company and each Company Subsidiary have complied in all material respects with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing.

          (d) Except as set forth on Schedule 3.19(d) to the Company Disclosure Schedule, none of the investments reflected in the Company Financial Statements and none of the investments made by the Company since September 30, 2002, is subject to any restriction, whether contractual or statutory, which materially impairs the ability of the Company freely to dispose of such investment at any time. With respect to all material repurchase agreements to which the Company or any Company Subsidiary is a party, the Company or such Company Subsidiary has a valid, perfected first lien or security interest in the government securities or other collateral securing each such repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt secured by such collateral under such agreement. Except as set forth on Schedule 3.19(d) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has sold or otherwise disposed of any assets in a transaction in which the acquiror of such assets or other person has the right, either conditionally or absolutely, to require the Company or any Company Subsidiary to repurchase or otherwise reacquire any such assets. Set forth on
Schedule 3.19(d) to the Company Disclosure Schedule is a complete and accurate list of each investment and debt security, mortgage-backed and related securities, marketable equity securities and securities purchased under agreements to resell owned by the Company or any Company Subsidiary, showing as of March 31, 2003, the carrying values and estimated fair values of investment and debt securities, the gross carrying value and estimated fair value of the mortgage-backed and related securities and the cost and estimated fair value of the marketable equity securities.

          (e) All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States of the United States and their political subdivisions, and other investment securities classified as "held to maturity," "available for sale" and "trading" held by the Company or any Company Subsidiary, as reflected in the Company Financial Statements were classified and accounted for in accordance with S.F.A.S. 115 and the intentions of management.

     3.20 Interest Rate Risk Management Arrangements. Except as set forth on
Schedule 3.20 to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to any, nor is any property bound by, any interest rate swaps, caps, floors and option agreements or other interest rate risk management arrangements.

     3.21 Allowance for Loan Losses. Except as set forth on Schedule 3.21 to the Company Disclosure Schedule, the allowance for loan losses shown on the Company Financial Statements, as of such date was (and will be as of such subsequent financial statement dates) in the reasonable judgment of the Company, adequate in all material respects, based on past loss experience and reasonably expected potential losses, to provide for possible or specific losses, net of recoveries relating to loans previously charged off, on loans outstanding, and contained an additional amount of unallocated reserves for unanticipated future losses at a level considered adequate under the standards applied by applicable federal and/or state regulatory authorities and based upon generally accepted practices applicable to financial institutions.

     3.22 Company Benefit Plans. (a) Schedule 3.22(a)(i) to the Company Disclosure Schedule contains a list and a true and correct copy (or, a description with respect to any oral employee benefit plan, practice, policy or arrangement), including all amendments thereto, of each compensation, consulting, employment, termination or collective bargaining agreement, and each stock option, stock purchase, stock appreciation right, recognition and retention, life, health, accident or other insurance, bonus, deferred or incentive compensation, severance or separation agreement or any agreement providing any payment or benefit resulting from a change in control, profit sharing, retirement, or other employee benefit plan, practice, policy or arrangement of any kind, oral or written, covering employees, former employees, directors or former directors of the Company or each Company Subsidiary or their respective beneficiaries, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of ERISA, which the Company or any Company Subsidiary maintains, to which the Company or any Company Subsidiary contributes, or under which any employee, former employee, director or former director of the Company or any Company Subsidiary is covered or has benefit rights and pursuant to which any liability of the Company or any Company Subsidiary exists or is reasonably likely to occur (the "Company Benefit Plans"), and current summary plan descriptions, trust agreements, and insurance contracts and Internal Revenue Service Form 5500 or 5500-C/R (for the three most recently completed plan years) with respect thereto. Except as set forth on
Schedule 3.22(a)(ii) of the Company Disclosure Schedule, the Company neither maintains nor has entered into any Company Benefit Plan or other document, plan or agreement which contains any change in control provisions which would cause an increase or acceleration of benefits or benefit entitlements to employees or former employees of the Company or any Company Subsidiary or their respective beneficiaries, or other provisions, which would cause an increase in the liability of the Company or any Company Subsidiary or to Purchaser as a result of the transactions contemplated by this Agreement or any related action thereafter (a "Change in Control Benefit"). The term "Company Benefit Plans" as used herein refers to all plans contemplated under the preceding sentences of this Section 3.22, provided that the term "Plan" or "Plans" is used in this Agreement for convenience only and does not constitute an acknowledgment that a particular arrangement is an employee benefit plan within the meaning of Section 3(3) of ERISA. No Company Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA. Neither the Company nor any Company Subsidiary has been notified by any Governmental Authority to amend any payments or other compensation paid or payable by the Company or any Company Subsidiary under this Agreement, any Company Benefit Plan or otherwise, to or for the benefit of any employee or director of the Company or any Company Subsidiary and to the best knowledge of the Company, all such payments are in compliance with all applicable rules, regulations and bulletins promulgated by the Governmental Authorities.

          (b) Each of the Company Benefit Plans that is intended to be a pension, profit sharing, stock bonus, thrift, savings or employee stock ownership plan that is qualified under Section 401(a) of the Code ("Company Qualified Plans") has been determined by the Internal Revenue Service to qualify under Section 401(a) of the Code, and, except as set forth on Schedule 3.22(b) to the Company Disclosure Schedule, an application for determination of such qualification has been timely made to the Internal Revenue Service prior to the end of the applicable remedial amendment period under Section 401(b) of the Code (a copy of the most recent determination letter for each such Company Qualified Plan and each pending application is included in Schedule 3.22(b) of the Company Disclosure Schedule), and, to the best knowledge of the Company, there exists no circumstances likely to materially adversely affect the qualified status of any such Company Qualified Plan. Any Company Qualified Plan that is intended to be a standardized or nonstandardized prototype has not been amended by the Company or any Company Subsidiary in any manner that may jeopardize its status as a standardized or nonstandardized prototype. All such Company Qualified Plans established or maintained by the Company or each Company Subsidiary or to which the Company or any Company Subsidiary contribute are in compliance in all material respects with all applicable requirements of ERISA, and are in compliance in all material respects with all applicable requirements (including qualification and non-discrimination requirements in effect as of the Effective
Time) of the Code for obtaining the tax benefits the Code thereupon permits with respect to such Company Qualified Plans. No Company Qualified Plan is a defined benefit pension plan which is subject to Title IV of ERISA. All accrued contributions and other payments required to be made by the Company or each Company Subsidiary to any Company Benefit Plan through the date hereof, have been made or reserves adequate for such purposes as of the date hereof, have been set aside therefor and reflected in the Company Financial Statements. Neither the Company nor any Company Subsidiary has accumulated any funding deficiency under Section 412 of the Code. Neither the Company nor any Company Subsidiary is in material default in performing any of its respective contractual obligations under any of the Company Benefit Plans or any related trust agreement or insurance contract, and there are no material outstanding liabilities of any such Plan other than liabilities for benefits to be paid to participants in such Plan and their beneficiaries in accordance with the terms of such Plan.

          (c) There is no pending or, to the best knowledge of the Company, threatened litigation or pending claim (other than individual benefit claims made in the ordinary course) by or on behalf of or against any of the Company Benefit Plans (or with respect to the administration of any of such Plans) now or heretofore maintained by the Company or any Company Subsidiary which allege violations of applicable state or federal law or the terms of the Plan which are reasonably likely to result in a liability on the part of the Company or any Company Subsidiary or any such Plan.

          (d) The Company and each Company Subsidiary and all other persons having fiduciary or other responsibilities or duties with respect to any Company Benefit Plan are, and since the inception of each such Plan have been, in substantial compliance with, and each such Plan is and has been operated in substantial accordance with, its provisions and in substantial compliance with the applicable laws, rules and regulations governing such Plan, including, without limitation, the rules and regulations promulgated by the Department of Labor, the PBGC and the Internal Revenue Service under ERISA, the Code or any other applicable law. No "reportable event" (as defined in Section 4043(c) of ERISA) has occurred with respect to any Company Benefit Plan. No Company Benefit Plan has engaged in or been a party to a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975(c) of the Code) without an exemption thereto under Section 408 of ERISA or Section 4975(d) of the Code. All Company Benefit Plans that are group health plans have been operated in substantial compliance with the group health plan continuation requirements of Section 4980B of the Code and Sections 601-609 of ERISA and with the certification of prior coverage and other requirements of Sections 701-702 of ERISA.

          (e) Neither the Company nor any Company Subsidiary has incurred, nor to the best knowledge of the Company or such Company Subsidiary is reasonably likely to incur, any liability under Title IV of ERISA in connection with any Plan subject to the provisions of Title IV of ERISA now or heretofore maintained or contributed to by it or by the Bank.

          (f) Except as set forth on Schedule 3.22(f) to the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has made any payments, or is or has been a party to any agreement or any Company Benefit Plan, that under any circumstances could obligate it, the Bank, or any successor of either of them, to make any payment that is not or will not be deductible in full because of Section 162(m) or 280G of the Code.

          (g) Schedule 3.22(g) to the Company Disclosure Schedule describes any obligation that the Company or any Company Subsidiary has to provide health or welfare benefits to retirees or other former employees, directors or their dependents (other than rights under Section 4980B of the Code or Section 601 of ERISA), including information as to the number of retirees, other former employees or directors and dependents entitled to such coverages and their ages.

          (h) Schedule 3.22(h) to the Company Disclosure Schedule lists: (i) each employee, officer and director of the Company and each Company Subsidiary who is eligible to receive a Change in Control Benefit, showing the amount of each such Change in Control Benefit and the basis of the calculation thereof, and the individual's rate of salary in effect on the date of this Agreement, the individual's participation in any bonus or other employee benefit plan, and such individual's compensation from Company or any Company Subsidiary for each of the calendar years 1998 through 2002 as reported by the Company or each Company Subsidiary on Form W-2 or Form 1099; (ii) each other employee of the Company or any Company Subsidiary who may be eligible for a Change in Control Benefit, showing the number of years of service of each such employee together with his or her salary for 2002; (iii) a listing of each Option, showing the holder thereof, the number of shares, the type of option (incentive or non-statutory), the exercise price per share and a copy of the option agreements relating thereto; (iv) a listing of the participants in the Employee Stock Ownership Plan ("ESOP"), showing the number of outstanding shares of Company Common Stock credited to each participant, the vesting dates thereof, and the unpaid balance of any loans owing by the ESOP to the Company or any party as of the date hereof (the "ESOP Loan"), the number of unallocated shares of Company Common Stock held by such trusts; and (v) each employee, officer or director for whom a supplemental executive retirement, salary continuation or deferred compensation plan or agreement is maintained and showing the amounts accrued in the Company Financial Statements with respect thereto.

          (i) The Company and each Company Subsidiary have filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Company Benefit Plan with the Internal Revenue Service, the PBGC and the Department of Labor, as prescribed by the Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which would be material to the financial condition of the Company on a consolidated basis.

          (j) Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement and, to the best of the Company's knowledge, no labor union claims to or is seeking to represent any employees of the Company or any Company Subsidiary.

     3.23 Environmental Matters. (a) For purposes of this Section 3.23, "Company Properties" means (i) the real estate owned or leased by the Company or the Bank and used as a banking related facility; (ii) other real estate owned, if any, by the Company or any Company Subsidiary, as defined by any federal or state financial institution regulatory agency with regulatory authority for the Company or any Company Subsidiary ("Company REO"); (iii) real estate that is in the process of pending foreclosure or forfeiture proceedings conducted by the Company or any Company Subsidiary; (iv) real estate that is held in trust for others by the Bank; and (v) real estate owned or leased by a partnership or joint venture in which the Company or a Company Subsidiary has an ownership interest.

          (b) To the best knowledge of the Company after such inquiry and investigation as the Company deems appropriate, there are no present or past conditions on the Company Properties, involving or resulting from a past or present storage, spill, discharge, leak, emission, injection, escape, dumping or release of any kind whatsoever of any Hazardous Materials or from any generation, transportation, treatment, storage, disposal, use or handling of any Hazardous Materials.

          (c) Except as set forth on Schedule 3.23(c) to the Company Disclosure Schedule, the Company and each Company Subsidiary are in compliance in all material respects with all federal, state and local laws relating to pollution or protection of the environment such as laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (together with all regulations and rules adopted thereunder). Neither the Company nor any Company Subsidiary have received notice of, nor to the best knowledge of the Company are there outstanding or pending, any public or private claims, lawsuits, citations, penalties, unsatisfied abatement obligations or notices or orders of non-compliance relating to the environmental condition of the Company Properties.

          (d) Except as set forth on Schedule 3.23(d) to the Company Disclosure Schedule, to the best knowledge of the Company after such inquiry and investigation as the Company deems appropriate, no Company Properties are currently undergoing remediation or cleanup of Hazardous Materials or other environmental conditions.

          (e) To the best knowledge of the Company after such inquiry and investigation as the Company deems appropriate, the Company and each Company Subsidiary have all governmental permits, licenses, certificates of inspection and other authorizations governing or protecting the environment necessary to conduct its present business. Further, the Company warrants and represents that these permits, licenses, certificates of inspection and other authorizations are fully transferable, to the extent permitted by law, to Purchaser.

     3.24 Material Contracts. Schedule 3.24 to the Company Disclosure Schedule sets forth, each contract, indenture, and other binding commitment and agreement (including any wholesale broker or loan purchase agreement, but not including documents evidencing, governing or related to loans or credits by the Company or any Company Subsidiary or deposits or investments held by the Bank) that provides for the receipt or expenditure of in excess of $100,000 over the course of any twelve-month period, or which cannot be terminated without penalty in excess of $50,000 to which the Company and/or any Company Subsidiary is a party or to which the Company and/or any Company Subsidiary or any of their properties are subject (collectively, the "Material Contracts" and each a "Material Contract"). True copies of each Material Contract are set forth on Schedule 3.24 to the Company Disclosure Schedule, including all material amendments and supplements thereto. Except as disclosed on Schedule 3.24 to the Company Disclosure Schedule, all of the Material Contracts are binding upon the Company and/or the Company Subsidiaries (as applicable) and, to the Company's best knowledge, the other parties thereto. The Company and the Company Subsidiaries have each duly performed in all material respects all of its obligations under each Material Contract to which they are a party to the extent that such obligations to perform have accrued. No breach or default under any Material Contract by the Company or any of the Company Subsidiaries or, to the Company's knowledge, any other party thereto, has occurred which has had or which would be reasonably likely to have a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. Except as disclosed on Schedule 3.24 to the Company Disclosure Schedule, none of the Material Contracts contains an express prohibition against assignment by operation of law or a change of control of the Company or a Company Subsidiary (or require written consent or notice to the other party), or contains any other provision which would preclude Purchaser from exercising and enjoying all of the rights, remedies and obligations of the Company or a Company Subsidiary, as the case may be, under such Material Contracts.

     3.25 Real Property. (a) The Company and each Company Subsidiary and Tax Subsidiary have good, sufficient and marketable title to their real properties, including any leaseholds and ground leases, and their other assets and properties, all as reflected as owned by the Company, any Company Subsidiary or any Tax Subsidiary in the Company Financial Statements dated as of September 30, 2002 except for (i) assets and properties disposed of since such date in the ordinary course of business and (ii) such liens as set forth in Schedule 3.25(a)(ii) to the Company Disclosure Schedule. All buildings, structures, fixtures and appurtenances comprising part of the real properties of the Company or any Company Subsidiary or Tax Subsidiary (whether owned or leased by the Company or any Company Subsidiary or Tax Subsidiary) are in good operating condition and have been well maintained, reasonable wear and tear excepted. Title to all real property listed as being owned by the Company or any Company Subsidiary or Tax Subsidiary on the Company Disclosure Schedule is held in fee simple. The Company and each Company Subsidiary or Tax Subsidiary have title or other rights to its assets sufficient in all material respects for the conduct of their respective businesses as presently conducted, and such assets are free, clear and discharged of, and from any and all liens, charges, encumbrances, security interests and/or equities. Set forth in Schedule 3.25(a)(ii) to the Company Disclosure Schedule is a listing of all real property owned by the Company or any Company Subsidiary and used for banking operations or which relate to low-income or senior housing real estate investments. The Company's title to such properties are not subject to any material exceptions or impairment and evidence of title will be provided by the Company to Purchaser prior to the Effective Time.

          (a) All leases pursuant to which the Company or any Company Subsidiary, as lessee, leases real or personal property are, to the best knowledge of the Company, valid, effective, and enforceable against the lessor in accordance with their respective terms. There is not under any of such leases any existing default, or any event which with notice or lapse of time or both would constitute a default, with respect to either the Company or any Company Subsidiary, or to the best knowledge of the Company, the other party. None of such leases contains a prohibition against assignment by the Company or any Company Subsidiary, by operation of law or otherwise, or any other provision which would preclude Purchaser or any Purchaser Subsidiary from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon the consummation of the Merger as are applicable to the possession and use by the Company or any Company Subsidiary as of the date of this Agreement. Neither the Company nor any Company Subsidiary has made a prior assignment for collateral purposes of any such lease.

     3.26 Indemnification. To the best knowledge of the Company, no action or failure to take action by any director, officer, employee or agent of the Company or each Company Subsidiary has occurred which would give rise to a claim or a potential claim by any such person for indemnification from the Company or any Company Subsidiary under the corporate indemnification provisions of the Company or any Company Subsidiary in effect on the date of this Agreement.

     3.27 Insider Interests. All outstanding loans and other contractual arrangements (including deposit relationships) between the Company or any Company Subsidiary and any officer, director or employee of the Company or any Company Subsidiary conform to the applicable rules and regulations and requirements of all applicable regulatory agencies which were in effect when such loans and other contractual arrangements were entered into, and there are no violations of law or applicable regulation relating to such loans or other contractual arrangements. No officer, director or employee of the Company or any Company Subsidiary has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Company Subsidiary.

     3.28 Rights Agreement. The Company and its Board of Directors have or will have taken all necessary action to (i) render the Rights Agreement inapplicable with respect to any aspect of the Merger or the transactions contemplated herein, and (ii) ensure that neither Purchaser nor any of its affiliates will be deemed to be an "Acquiring Person" (as such term is defined in the Rights Agreement) and no "Distribution Date" or "Share Acquisition Date" (as such terms are defined in the Rights Agreement) occurs by reason of announcement, approval, execution or delivery of any document relating to the Merger or the consummation of any action contemplated herein.

     3.29 Advice of Changes. Between the date hereof and the Effective Time, the Company shall promptly advise Purchaser in writing of any fact which, if existing or known as of the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known as of the date hereof, would have made any of the representations contained herein untrue.

     3.30 Fairness Opinion. The Company has received an opinion, dated the date of this Agreement, from Keefe, Bruyette & Woods, Inc., that, subject to the terms, conditions and qualifications set forth therein, the Merger Consideration is fair to the Company's shareholders from a financial point of view.

     3.31 Fees. Other than the financial advisory services performed for the Company by Keefe, Bruyette & Woods, Inc., neither the Company, nor any of the Company Subsidiaries, nor any of their respective officers, directors, employees or agents, has employed a broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary in connection with this Agreement or the transactions contemplated hereby.

     3.32 Disclosure Schedules; Materiality. The inclusion of any matters or items on the Company Disclosure Schedule shall not constitute an acknowledgement by the Company (or evidence) as to the materiality or Material Adverse Effect of any matter or item so disclosed.

                                       IV.

                                    COVENANTS

     4.1 Conduct of Business by the Company Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, the Company agrees (except as expressly contemplated by this Agreement or to the extent that Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld) that:

          (a) Except as contemplated by this Agreement, the Company and each Company Subsidiary will carry on their respective businesses in, the usual, regular and ordinary course in substantially the same manner as heretofore conducted, maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time;

          (b) The Company will, and will cause each Company Subsidiary to, use their best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to Purchaser in connection with any such requirements imposed upon any of them in connection with the Merger;

          (c) The Company will, and will cause each Company Subsidiary to, use their best efforts to obtain (and to cooperate with Purchaser in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. The Company will not, nor will it permit any of the Company Subsidiaries to, knowingly or willfully take any action that would adversely affect the ability of such party to perform its obligations under this Agreement;

          (d) The Company (i) will not declare or pay any cash dividends on or make other distributions with respect to capital stock, except that the Company will be permitted to declare and pay a regular quarterly cash dividend per share not exceeding $0.20, and (ii) except as provided below, will not declare or pay any cash dividends or make any distributions on Company Common Stock in the calendar quarter in which the Effective Time shall occur prior to

Purchaser's dividend record date entitling the holders of Company Common Stock to receive regular quarterly cash dividends on the shares of Purchaser Common Stock into which the shares of Company Common Stock have been converted. It is the intent of clause (ii) of this Subsection to provide that the holders of Company Common Stock will receive either payment of cash dividends on their shares of Company Common Stock as permitted under (i) of this Subsection or the payment of cash dividends as the holders of shares of Purchaser Common Stock received in exchange for the shares of Company Common Stock for the calendar quarter during which the Effective Time shall occur, but will not receive and will not become entitled to receive for the same calendar quarter both the payment of a permitted dividend as shareholders of the Company and the payment of a cash dividend as the holders of the shares of Purchaser Common Stock received in exchange for the shares of Company Common Stock, including, for purposes of this limitation, cash dividends paid by Purchaser within seven (7) days following the end of such calendar quarter. In the event that the Company does not declare and pay permitted dividends on Company Common Stock in a particular calendar quarter because of the Company's expectation that the Effective Time would occur in said calendar quarter wherein the holders of Company Common Stock would have become entitled to receive cash dividends for such calendar quarter on the shares of Purchaser Common Stock to have been exchanged for the shares of Company Common Stock, and the Effective Time does not in fact occur in said calendar quarter, then, as a result thereof, the Company shall be entitled to declare and pay a permitted dividend (within the limitations of this Section 4.1(d)) on said shares of Company Common Stock for said calendar quarter as soon as reasonably practicable. The Company shall not make any changes in its normal practice of establishing dividend record or dividend payment dates;

          (e) The Company will not, and will not permit any Company Subsidiary to, sell, lease or otherwise dispose of any assets, except in the ordinary course of business, which are material, individually or in the aggregate, to the business or financial condition of the Company on a consolidated basis;

          (f) The Company will not, and will not permit any Company Subsidiary to, acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association or other business organization or division thereof;

          (g) Except as otherwise contemplated by this Agreement or pursuant to the exercise of outstanding options, the Company will not, and will not permit any Company Subsidiary to, or enter into any agreement to, issue, sell, grant, authorize or propose the issuance or sale of, or purchase or propose the purchase of, permit the conversion of or otherwise acquire or transfer for any consideration any shares of their respective capital stocks of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities, or to increase or decrease the number of shares of capital stock by split-up, reclassification, reverse split, stock dividend, stock split or change in par or stated value. No additional shares of Company Common Stock shall become subject to new grants of employee stock options, stock appreciation rights, limited rights or similar stock-based employee compensation rights, including, but not limited to, grants under the RRP Plan;

          (h) The Company will not, and will not permit any Company Subsidiary to, create or incur any liabilities, in a single transaction or series of related transactions, in excess of

$100,000 other than the taking of deposits and other liabilities incurred in the ordinary course of business or consistent with past practices, or permit or suffer the imposition on any shares of stock held by it or by any Company Subsidiary of any material lien, charge or encumbrance;

          (i) The Company will not, and will not permit any Company Subsidiary to, grant to any director, officer or employee any increase in compensation (except as provided in this Agreement or in accordance with past practices for those employees who are not executive or senior management), make contributions to any Company Benefit Plan (except in accordance with the provisions of the letter agreement referenced in Section 5.14(g)) or pay any bonus (except in accordance with past practices or plans or agreements with respect to employees other than executive or senior management or, with respect to executive or senior management employees in accordance with past practices or plans and agreements (calculated without reference to conforming entries under Section
5.20 and similar merger related charges) and provided that the total of such amounts shall not (i) in the aggregate exceed the lesser of the aggregate amount
(A) accrued by the Company and/or the Bank for such bonuses, or (B) of such bonuses as paid for the fiscal year ended September 30, 2002, or (ii) exceed on an individual basis any bonus amount (or prorated amount for a partial fiscal year) received by such individual for the fiscal year ended September 30, 2002), or (iii) increase in any severance or termination pay, or enter into or amend any employment, special termination, retention, covenant not to compete or severance agreement with any such person except as contemplated in this Agreement;

          (j) Except as set forth on Schedule 4.1(j) to the Company Disclosure Schedule, neither the Company, nor any Company Subsidiary, will enter into, renew, extend, amend or modify any material lease or license with respect to any property, whether real or personal;

          (k) Neither the Company, nor any Company Subsidiary, will enter into or amend any continuing contract or series of related contracts involving in excess of $100,000 for the purchase of materials, supplies, equipment or services which cannot be terminated without cause with less than ninety (90) days' notice and without payment of any amount as a penalty bonus, premium or other compensation for such termination except as contemplated or permitted by this Agreement;

          (l) The Company will not, and will not permit any Company Subsidiary to, adopt or amend in any material respect any collective bargaining, employee pension, profit-sharing, retirement, employee stock ownership, insurance, incentive compensation, severance, vacation, stock option, or other plan, agreement, trust, fund or arrangement for the benefit of employees, except as contemplated herein;

          (m) The Company will, and will cause each Company Subsidiary to, use their best efforts to maintain their respective properties and assets in their present states of repair, order and condition, reasonable wear and tear excepted, and to maintain and keep in full force and effect all policies of insurance presently in effect, including the insurance of accounts with the FDIC. The Company will, and will cause each Company Subsidiary to, take all requisite action (including without limitation the making of claims and the giving of notices) pursuant to their directors' and officers' liability insurance policies in order to preserve all rights thereunder with respect to all matters known by the Company which could reasonably give rise to a claim prior to the Effective Time;

          (n) The Company will not, and will not permit any Company Subsidiary to, amend their respective Articles of Incorporation, Charters, or by-laws, except as contemplated by this Agreement;

          (o) Except with approval by the Senior Vice President-Business Banking of Purchaser upon his review of materials prepared for the Bank's weekly loan committee meeting, the Company will not, and will not permit any Company Subsidiary to, enter into, increase or materially modify any (i) loan secured by lease receivables, (ii) loan secured by commercial real estate in an amount in excess of $500,000, or in any amount which, when aggregated with any and all loans to the same borrower, would be in excess of $1,000,000 (and only in the event such loan has an existing debt service coverage ratio of not less than 1.20), (iii) business loan in an amount in excess of $500,000, or in any amount which, when aggregated with any and all loans to the same borrower, would be in excess of $1,000,000 (and only in the event such loan has an existing debt service coverage ratio of not less than 1.20), (iv) loan or credit commitment to (including letters of credit and including investments in, or agreements to invest in) any person or entity who is listed as a borrower on a "watch list" or similar internal report of the Company or the Bank, (v) syndicated loan, shared national credit or other loan participation, (vi) loan or credit commitment secured by low-income or senior-housing properties, (vii) other loan or credit commitment which is secured by property located outside of the Milwaukee MSA (except for single family mortgage loans), (viii) speculative construction loan or credit commitment or (ix) loan or credit commitment in an amount in excess of $1,000,000, or in any amount which, when aggregated with any and all loans to the same borrower would be in excess of $2,000,000. Notwithstanding the foregoing, the Company agrees that for any commercial real estate or business loan subject to (ii) or (iii) above in excess of $500,000 (or which would if aggregated with other loans to the same borrower result in loans to that borrower in excess of $1,000,000), and with respect to any other loan subject to
(ix) above in excess of $1,000,000 (or which if aggregated with other loans to the same borrower would result in loans to that borrower in excess of $2,000,000) it will consult with Purchaser regarding the evaluation of such credit prior to making or renewing the loan. The Company further agrees to consult with Purchaser prior to renewing or extending the maturity date on any loan or other extension of credit (including letters of credit and including investments in, or agreements to invest in) to any person or entity which is on a "watch list" or similar internal report of the Company or Bank where the amount of such credit is in excess of $500,000 and not to grant such renewal or extension without Purchaser's consent where the amount involved exceeds $1,000,000 unless the Company believes that a failure to renew or extend may expose it to legal liability. Notwithstanding the foregoing, in no event may the Company or a Company Subsidiary enter into, renew, increase or materially modify any loan or credit commitment except in accordance with its lending policies as in effect on the date hereof, provided, however, that nothing in this subsection shall prohibit the Company or any Company Subsidiary from honoring any contractual obligation in existence on the date of this Agreement;

          (p) The Company will not, and will not permit any Company Subsidiary to, take any action which would, or fail to take any action contemplated by this Agreement if such failure would, disqualify the Merger as a tax-free reorganization under Section 368(a) of the Code;

          (q) The Company will not, and will not permit any Company Subsidiary to: (i) materially restructure or change its investment securities portfolio, through purchases, sales or otherwise, as defined by the Company's investment policy, except that individual investment and mortgage-backed securities purchases will be limited to $10 million per issue, and will only be of the two highest investment grade categories, and no fixed-rate security should have an average life of greater than four (4) years. Activity outside of these limits is permissible only after approval by the Chief Financial Officer of Purchaser;
(ii) have outstanding at any one time more than $150 million of brokered certificates of deposit, consistent with current policies; and (iii) incur any indebtedness for borrowed money other than fixed-rate Federal Home Loan Bank advances in the ordinary course of business with a term not in excess of four
(4) years. In addition, such advances shall not have embedded options in their terms that are exercisable by the Federal Home Loan Bank. Activity outside of these limits is permissible only after approval by the Chief Financial Officer of Purchaser;

          (r) Except as required by applicable law or regulation, the Company will not, and will not permit any Company Subsidiary to: (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

          (s) The Company will not, and will not permit any Company Subsidiary to, enter into, increase or renew any loan or credit commitment (including letters of credit) to any executive officer or director of the Company or any Company Subsidiary, any five percent shareholder of the Company, or any entity controlled, directly or indirectly, by any of the foregoing or engage in any transaction with any of the foregoing which is prohibited by 12 U.S.C. 371c and 12 U.S.C. 371c-1 or by applicable regulation. For purposes of this Subsection, "control" shall have the meaning associated with that term under 12 U.S.C. 371c;

          (t) The Company will promptly advise Purchaser orally and in writing of any event or series of events which has resulted in a Material Adverse Effect or which may have a Material Adverse Effect on the Company or any Company Subsidiary or which may adversely affect the satisfaction of any condition to the consummation of the Merger or the ability of the Company to perform its obligations under this Agreement;

          (u) Notwithstanding any of the foregoing, at or immediately prior to the Effective Time, if and as so requested by Purchaser, the Company and the Bank (i) shall cause any outstanding inter-company debt to be repaid, and (ii) cause dividends to be paid to the Company in such amounts as specified by Purchaser, to the extent that such actions can be taken, when considering the immediacy of the Merger, without violating any regulatory requirement or restriction applicable to either the Bank or the Company;

          (v) Neither the Company, nor any Company Subsidiary, will enter into any contract or agreement to buy, sell, exchange or otherwise deal in any tangible assets in a single transaction or a series of related transactions in excess of $100,000 in aggregate value;

          (w) Neither the Company, nor any Company Subsidiary, will make any one capital expenditure or any series of related capital expenditures (other than emergency repairs and replacements), the amount or aggregate amount of which (as the case may be) is in excess of $100,000; provided, further, any computer or network equipment acquired by the Company or the Bank shall satisfy certain standards and specifications acceptable to Purchaser;

          (x) Neither the Company, nor any Company Subsidiary, will file any application to relocate operations from existing locations;

          (y) Neither the Company, nor any Company Subsidiary, will create or incur or suffer to exist any mortgage, lien, pledge, or security interest, against or in respect of any property or right of the Company or any Company Subsidiary securing any obligation in excess of $100,000, except for any pledge or security interests given in connection with the acceptance of repurchase agreements or government deposits or if in the ordinary course of business consistent with past practice;

          (z) Neither the Company, nor any Company Subsidiary, will discharge or satisfy any mortgage, lien, charge or encumbrance other than as a result of the payment of liabilities in accordance with the terms thereof, or except in the ordinary course of business, if the cost to the Company or any Company Subsidiary to discharge or satisfy any such mortgage, lien, charge or encumbrance is in excess of $100,000, unless such discharge or satisfaction is covered by general or specific reserves;

          (aa) Neither the Company, nor any Company Subsidiary, will settle or agree to settle any claim, action or proceeding, whether or not initiated in a court of law, involving an expenditure in excess of $100,000;

          (bb) Neither the Company, nor any Company Subsidiary, will change in any material respect any basic policies and practices with respect to liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices, accounting or any other material aspect of its business or operations, except for such changes as may be appropriate in the opinion of the Chief Executive Officer of the Company or the Bank or other appropriate senior management of the Company or the Bank, as the case may be, in each case to respond to then current business, market or economic conditions or as may be required by the rules of the AICPA or the FASB or by Governmental Authorities or by law;

          (cc) Neither the Company, nor any Company Subsidiary, will knowingly or intentionally default under the terms of any agreement to which the Company or any Company Subsidiary is party;

          (dd) The Company will not take any action that is intended or may reasonably be expected to result in any of its representations and warranties being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied, or a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; and

          (ee) The Company will not agree in writing or otherwise to do any of the foregoing.

     4.2 Conduct of Business by Purchaser Until the Effective Time. During the period commencing on the date hereof and continuing until the Effective Time, Purchaser agrees (except as expressly contemplated by this Agreement or to the extent that the Company shall otherwise consent in writing, which consent shall not be unreasonably withheld) that:

          (a) Except as contemplated by this Agreement, Purchaser and the Purchaser Subsidiaries will carry on their respective businesses in substantially the same manner as heretofore conducted, maintain their respective books in accordance with GAAP, conduct their respective businesses and operations only in accordance with safe and sound banking and business practices, and, to the extent consistent with such businesses, use all reasonable efforts to preserve intact their present business organizations, to generally keep available the services of their present officers and employees and to preserve their relationships with customers, suppliers and others having business dealings with them to the end that their respective goodwill and going businesses shall be unimpaired at the Effective Time;

          (b) Purchaser will, and will cause the Purchaser Subsidiaries to, use their best efforts to comply promptly with all requirements which federal or state law may impose on any of them with respect to the Merger and will promptly cooperate with and furnish information to the Company in connection with any such requirements imposed upon any of them in connection with the Merger;

          (c) Purchaser will, and will cause the Purchaser Subsidiaries to, use their reasonable best efforts to obtain (and to cooperate with the Company in obtaining) any consent, authorization or approval of, or any exemption by, any governmental authority or agency, or other third party, required to be obtained or made by any of them in connection with the Merger or the taking of any action contemplated hereby. Purchaser will not, nor will it permit any of the Purchaser Subsidiaries to, knowingly or willfully take any action that would adversely affect their ability to perform their obligations under this Agreement;

          (d) Purchaser shall cooperate with Company to coordinate the record and payment dates of their cash dividends for the quarter the Merger is consummated as provided in Section 4.1(d) hereof;

          (e) Purchaser will not declare or pay any extraordinary or special dividends or special distributions with respect to its capital stock unless an appropriate adjustment or adjustments are made to the Exchange Ratio;

          (f) Purchaser will not take any action that is intended or may reasonably be expected to result in any of its representations or warranties being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VI not being satisfied or a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

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

          (g) Purchaser will not take or cause to be taken any action or omit to take any action which action or omission would disqualify the Merger as a tax-free reorganization under Section 368 of the Code;

          (h) Purchaser will not amend its Certificate of Incorporation or By-laws or other governing instrument in a manner which would adversely affect in any respect the terms of the Purchaser Common Stock or the ability of the Purchaser to consummate the transactions contemplated hereby;

          (i) Purchaser will not enter into any agreement providing for, or otherwise participate in, any merger, consolidation or other transaction in which Purchaser or the Surviving Corporation would be required to not consummate the Merger or Bank Merger or any of the other transactions or agreements contemplated hereby in accordance with this Agreement; and

          (j) Purchaser will not agree in writing or otherwise to do any of the foregoing.

     4.3 Certain Actions. (a) None of the Company or any Company Subsidiary or their directors, officers or employees (i) shall solicit, initiate, participate in discussions of, or encourage or take any other action to facilitate (including by way of the disclosing or furnishing of any information that is not legally obligated to be disclosed or furnished) any inquiry or the making of any proposal relating to an Acquisition Transaction (as defined below) or a potential Acquisition Transaction with respect to the Company or any Company Subsidiary, or (ii) shall enter into any agreement, arrangement, or understanding (whether written or oral), regarding any proposal or transaction providing for or requiring it to abandon, terminate or fail to consummate this Agreement, or compensating it or any Company Subsidiary under any of the instances described in this clause. The Company shall immediately instruct and otherwise use its best efforts to cause its agents, advisors (including, without limitation, any investment banker, attorney or accountant retained by the Company or any Company Subsidiary), consultants and other representatives to comply with such prohibitions. The Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to such activities. The Company shall promptly notify Purchaser orally and in writing in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries.

          (b) "Acquisition Transaction" shall, with respect to the Company, mean any of the following: (i) a merger or consolidation, or any similar transaction (other than the Merger) of any company with either the Company or any significant subsidiary (as defined in Rule 1.2 of Regulation S-X of the SEC) (a "Significant Subsidiary") of the Company; (ii) a purchase, lease or other acquisition of all or substantially all the assets of either the Company or any Significant Subsidiary of the Company; (iii) a purchase or other acquisition of "beneficial ownership" by any "person" or "group" (as such terms are defined in Section 13(d)(3) of the Exchange Act) (including by way of merger, consolidation, share exchange or otherwise) which would cause such person or group to become the beneficial owner of securities representing 10% or more of the voting power of either the Company or any Significant Subsidiary of the Company; (iv) a tender or exchange offer to acquire securities representing 10% or more of the voting power of the Company; (v) a public proxy or consent solicitation made to shareholders of the Company seeking proxies in opposition to any proposal relating to any of the transactions contemplated by this Agreement that has been recommended by the Board of Directors of the Company; (vi) the filing of an application or notice with the OTS or any other federal or state regulatory authority seeking approval to engage in one or more of the transactions referenced in clauses (i) through (iv) above; or (vii) the making of a bona fide proposal to the Company or its shareholders, by public announcement or written communication, that is or becomes the subject of public disclosure, to engage in one or more of the transactions referenced in clauses
(i) through (v) above.

                                       V.

                              ADDITIONAL AGREEMENTS

     5.1 Inspection of Records; Confidentiality. (a) The Company shall afford to Purchaser and Purchaser's accountants, counsel and other representatives full access, during normal business hours during the period prior to the Effective Time, to all of its properties, books, contracts, commitments and records, including all attorneys' responses to auditors' requests for information and accountants' work papers, developed by the Company or any Company Subsidiary or their accountants or attorneys, and will permit the Company's representatives to discuss such information directly with Purchaser's officers, directors, employees, attorneys and accountants.

          (b) In the event that this Agreement is terminated, each party shall upon request of the other party return all nonpublic documents (and any copies made of such documents) furnished to it hereunder, shall destroy all documents or portions thereof that contain nonpublic information (and any copies made of such documents) furnished by the other party pursuant hereto and, in any event, shall hold all nonpublic information received pursuant hereto in the same degree of confidence with which it maintains its own like information unless or until such information is or becomes a matter of public knowledge or is or becomes known to the party receiving the information through persons other than the party providing such information.

     5.2 Meetings of the Company. The Company shall provide to Purchaser the agenda for or a summary of the business proposed to be discussed at: (i) all meetings of the Boards of Directors of the Company and each Company Subsidiary, and (ii) all meetings of the committees of each such Board of Directors, including without limitation the audit and executive committees thereof. The Company shall give reasonable notice to Purchaser of any such meeting, and (except as provided below) allow a member of Purchaser's Board of Directors to attend such meeting. The Company shall provide to Purchaser all information provided to the directors on all such Boards of Directors and committees in connection with all such meetings of directors, when the same are provided to such directors, including minutes of prior meetings, financial reports and any other analyses prepared by senior management of the Company. Notwithstanding the foregoing, the Company shall not be required to permit Purchaser to attend any portion of a meeting or to provide Purchaser with any materials that would be in violation of applicable law or that relates to an Acquisition Transaction (except for information to be provided as required by Section 4.3 hereof) or which pertain to the evaluation of the Merger. All information provided to Purchaser pursuant to this Section 5.2 shall be treated in confidence as provided in Section 5.1(b) hereof.

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

     5.3 Bank Merger. The Company and Purchaser intend to take all action necessary and appropriate to cause to be entered into the Bank Merger Agreement, substantially on the terms and in the form attached hereto as Exhibit C pursuant to which Mid America and the Bank shall merge simultaneously with or, if such Bank Merger cannot be effected simultaneously, immediately after the consummation of the Merger.

     5.4  D&O Indemnification.

          (a) Purchaser hereby agrees that for six (6) years after the Effective Time, Purchaser shall cause to be maintained in effect the Company's and the Company Subsidiary's current policy of officers' and directors' liability insurance with respect to actions and omissions occurring on or prior to the Effective Date; provided, however, that Purchaser may substitute therefor policies of at least the same coverage amounts containing terms and conditions which are no less advantageous to the covered persons provided that such substitution shall not result in any lapses in coverage with respect to matters occurring on or prior to the Effective Time; provided, further, that Purchaser shall not be required to pay an annual premium in excess of 150% of the last annual premium paid by the Company and/or the Company Subsidiaries prior to the date hereof (which premium is disclosed in Schedule 5.4 to the Company Disclosure Schedule) and if Purchaser is unable to obtain the insurance required by this Section 5.4, Purchaser shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

          (b) From and after the Effective Time through the sixth anniversary of the Effective Time, Purchaser and Mid America (each an "Indemnifying Party" and together the "Indemnifying Parties") jointly and severally agree to indemnify and hold harmless each person who is now or has been at any time prior to the date hereof or who becomes prior to the Effective Time, a director, officer, employee or agent of the Company or a Company Subsidiary, or trustee of any benefit plan of the Company or any Company Subsidiary, except for unaffiliated corporate trustees (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters involving the Company, and/or any Company Subsidiary existing or occurring at or prior to the Effective Time, including in connection with the transaction contemplated by this Agreement, whether asserted or claimed prior to, at or through the sixth anniversary of the Effective Time, to the fullest extent to which the Company or the applicable Company Subsidiary is permitted or required by law or their respective Articles of Incorporation (or other chartering document) and Bylaws to indemnify such Indemnified Parties and in the manner to which it could indemnify such parties under the Articles of Incorporation (or other chartering document) and Bylaws of such entity, in each case as in effect on the date hereof, or under applicable law. All rights to indemnification in respect of or related to any cause or matter subject to indemnification asserted or claimed within such period shall continue until final disposition of such cause or matter.

          (c) Following the sixth anniversary of the Effective Time, the Indemnifying Parties jointly and severally agree that they shall, for an additional six (6) years, indemnify and hold harmless each of the Indemnified Parties against any costs or expenses, including reasonable attorneys fees, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters involving the Company, and/or any Company Subsidiary existing or occurring at or prior to the Effective Time, including in connection with the transaction contemplated by this Agreement, asserted or claimed after the sixth anniversary of the Effective Time and at or prior to the twelfth anniversary thereof; provided, however; such indemnification described in this Section 5.4(c) shall not exceed $500,000 in the aggregate (and the Indemnifying Parties shall not be responsible for any costs or expenses in excess of such amount) provided, further, that the Indemnifying Parties shall not be responsible to indemnify for the amount of any judgments, fines, losses, claims, damages or liabilities for which an Indemnified Party is held liable as a result of a claim, action, suit, proceeding or investigation, whether civil or criminal, administrative or investigative, asserted or claimed subsequent to the sixth anniversary of the Effective Time. All rights to indemnification in respect of or related to any cause or matter subject to indemnification asserted or claimed within such period shall continue until final disposition of such cause or matter.

             (d)    Any Indemnified Party wishing to claim indemnification under
Section 5.4(b) or (c), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the appropriate Indemnifying Party thereof. In the event of any such claim, action, suit, proceeding or investigation, (i) the Indemnifying Party shall have the right to promptly and timely assume the defense thereof with counsel reasonably acceptable to such Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Indemnifying Party elects not to, or fails to promptly and timely assume such defense, or to appropriately defend such claim once assumed (except with respect to any settlement contemplated below), the Indemnified Party may retain counsel which is reasonably satisfactory to Purchaser to handle such defense and the Indemnifying Party shall pay the reasonable fees and expenses to all such counsel for an Indemnified Party (which may not exceed one firm in any jurisdiction for an Indemnified Party), and notwithstanding any assumption of such defense by the Indemnifying Party, an Indemnified Party may retain counsel of its own choosing to monitor such defense (with the Indemnified Party assuming any and all expenses as a result of hiring such counsel); (ii) the Indemnified Party will cooperate in the defense of any such matter; (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall not make any settlement of any such claim without prior written consent of an Indemnified Party.

      5.5 Affiliate Letters. The Company shall obtain and deliver to Purchaser on the date hereof a signed representation letter as to certain restrictions on resale substantially in the form of Exhibit D hereto from each executive officer and director of the Company and each shareholder of the Company who may reasonably be deemed an "affiliate" of the Company within the meaning of such term as used in Rule 145 under the Securities Act, and shall obtain and deliver to Purchaser a signed representation letter substantially in the form of Exhibit D from any person who becomes an executive officer or director of the Company or any shareholder who becomes such an "affiliate" after the date hereof as promptly as practicable after (and shall use its reasonable best efforts to obtain and deliver within five (5) business days after) such person achieves such status. The letter described in this Section 5.5 shall include certain provisions pursuant to which such individuals will agree to vote in favor of the Merger.

      5.6 Regulatory Applications. Purchaser shall, as soon as practicable, file applications or notices with the applicable Governmental Authorities, and shall use its commercially reasonable efforts to respond as promptly as practicable to all inquiries received concerning said applications; provided, however, that Purchaser shall have no obligation to accept nonstandard conditions or restrictions with respect to the aforesaid approvals of Governmental Authorities if it shall reasonably determine that such conditions or restrictions would have a Material Adverse Effect on Purchaser. In the event of an adverse or unfavorable determination by any Governmental Authority, or in the event the Merger is challenged or opposed by any administrative or legal proceeding, whether by the United States Department of Justice or otherwise, the determination of whether and to what extent to seek appeal or review, administrative or otherwise, or other appropriate remedies shall be made by Purchaser after consultation with the Company. Except for confidential portions reflecting pro forma financial information prepared by Purchaser, Purchaser shall deliver a draft of regulatory applications relating to the Merger or this Agreement to the Company prior to filing them, and copies of responses from or written communications from regulatory authorities relating thereto, and Purchaser shall deliver a final copy of all regulatory applications to the Company promptly after they are filed with the appropriate regulatory authority.

      5.7 Financial Statements and Reports. From the date of this Agreement and prior to the Effective Time: (a) each party will deliver to the other, not later than ninety days after the end of any fiscal year, its Annual Report on Form 10-K (and all schedules and exhibits thereto) for the fiscal period then ended as filed with the SEC, which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; (b) the Company will deliver to Purchaser not later than thirty days after the end of any fiscal quarter, the quarterly reports filed with the OTS by the Company or the Bank which shall be prepared in accordance with the rules and regulations of the OTS; (c) each party will deliver to the other not later than forty-five days after the end of each of its first three (3) fiscal quarters, its report on Form 10-Q for such quarter as filed with the SEC which shall be prepared in conformity with GAAP and the rules and regulations of the SEC; (d) the Company will deliver to Purchaser any and all other material reports filed with the SEC, the FDIC, the OTS or any other regulatory agency within five (5) business days of the filing of any such report; and (e) the Company will deliver to Purchaser monthly financial statements which shall include a summary of the investment securities acquired in the ordinary course of business.

      5.8 Registration Statement; Shareholder Approval. As soon as practicable after the date hereof, Purchaser shall prepare and file with the SEC a Registration Statement on Form S-4 covering the Purchaser Common Stock to be issued to holders of Company Common Stock in the Merger, which Registration Statement shall include the Proxy Statement for use in soliciting proxies for the special meetings of shareholders (the "Shareholders' Meeting") to be held by each of Purchaser and the Company for purposes of considering the Merger, and Purchaser and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective under the Securities Act. Purchaser will take any reasonable action required to be taken under the applicable blue sky or securities laws in connection with the issuance of the shares of Purchaser Common Stock in the Merger. Each party shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with the preparation and filing of the Registration Statement and Proxy Statement and related actions. Purchaser and the Company shall each call a meeting of shareholders as soon as reasonably practicable after the effective date of the Registration Statement for the purpose of voting upon this Agreement and the Merger. In connection with the Shareholders' Meeting, (a) Purchaser and the Company shall jointly prepare the Proxy Statement as part of the Registration Statement, and Purchaser and the Company shall mail the Proxy Statement to their respective shareholders, on a date mutually acceptable to the parties hereto (the "Mailing Date"); (b) the Boards of Directors of Purchaser and the Company shall unanimously recommend to their respective shareholders the approval of this Agreement and the Merger (subject to the receipt of a fairness opinion from their respective investment bankers dated as of the mailing date of the Proxy Statement), and (c) the Boards of Directors of Purchaser and the Company shall otherwise use their best efforts, to the extent consistent with the fiduciary duty of each, to obtain such shareholder approval.

      5.9 Notice. At all times prior to the Effective Time, each party shall give prompt notice to the other of the occurrence or its knowledge of any event or condition that would cause any of its representations or warranties set forth in this Agreement not to be true and correct in all material respects as of the date of this Agreement or as of the Effective Time, or any of its obligations set forth in this Agreement required to be performed at or prior to the Effective Time not to be performed in all material respects at or prior to the Effective Time, including without limitation, any event, condition, change or occurrence which individually, or in the aggregate with any other events, conditions or changes that have occurred after the date hereof, has resulted or which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect on it. After receipt of any such notice disclosing a material breach, the nondisclosing party may, within five (5) business days thereof, notify the disclosing party of its intent to terminate this Agreement pursuant to Section 7.1(d); provided, however, that the disclosing party shall have the right to cure such breach within 30 days thereof but no later than the Effective Time. In the event the nondisclosing party fails to notify the disclosing party of its intent to terminate within five (5) business days after receipt of any notice hereunder, the nondisclosing party shall be deemed to have waived its right of termination as to any such breach arising out of or with respect to the events, conditions, change or occurrence described in such notice; provided, however, that any particular breach that is deemed to have been waived by the nondisclosing party may thereafter be considered by the nondisclosing party in determining the aggregate contribution of all events, conditions, changes and occurrences described by the disclosing party pursuant to this Section 5.9 toward the occurrence of a material breach by the disclosing party.

      5.10 Press Releases. Purchaser and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and, except as otherwise required by law, or with respect to employee meetings, neither party shall issue any press release, publicity statement or other public notice relating to this Agreement or any of the transactions contemplated hereby without obtaining the prior consent of the other, which consent shall not be unreasonably withheld. The Company shall obtain the prior consent of Purchaser with respect to the content of any communication to its shareholders.

      5.11 Delivery of Supplements to Disclosure Schedules. Five (5) business days prior to the Effective Time, the Company and Purchaser will supplement or amend the Company Disclosure Schedule and Purchaser Disclosure Schedule, respectively, with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in the Company Disclosure Schedule and Purchaser Disclosure Schedule in any representation and warranty made by the disclosing party which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of Purchaser and the Company contained in Article II and Article III hereof, respectively, and in order to determine the fulfillment of the conditions set forth in Article VI hereof as of the Effective Time, the Company Disclosure Schedule and Purchaser Disclosure Schedule shall be deemed to include only the information contained therein on the date hereof and any information previously disclosed by the Company and Purchaser, respectively, pursuant to Section 5.9 as to which Purchaser or the Company is deemed to have waived its right of termination; provided, however, that delivery of such supplements containing information which causes any representation or warranty of the Company or Purchaser to be false or materially misleading will not cure any breach hereunder of such representations or warranties.

      5.12 Tax Opinion. Purchaser and the Company shall obtain a written opinion ("Tax Opinion") of Vedder, Price, Kaufman & Kammholz addressed to Purchaser and the Company, dated the Closing Date, subject to customary representations and assumptions referred to therein, and substantially to the effect that (a) the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and Purchaser and the Company will each be a party to such reorganization; (b) the exchange in the Merger of Purchaser Common Stock for Company Common Stock will not give rise to the recognition of any income, gain or loss to Purchaser, the Company, or the shareholders of the Company with respect to such exchange except, with respect to the shareholders of the Company, to the extent of cash received for fractional shares; (c) the adjusted tax basis of the Purchaser Common Stock received by Company shareholders in the Merger will equal the adjusted tax basis of the Company Common Stock exchanged therefor decreased by the amount of money received in the exchange and increased by the amount of gain recognized in the exchange; (d) the holding period of the Purchaser Common Stock received in the Merger will include the period during which the shares of Company Common Stock surrendered in exchange therefor were held, provided such shares of Company Common Stock were held as a capital asset at the Effective Time; (e) the adjusted tax basis of the assets of the Company in the hands of Purchaser will be the same as the adjusted tax basis of such assets in the hands of the Company immediately prior to the exchange; and (f) the holding period of the assets of the Company transferred to Purchaser will include the period during which such assets were held by the Company prior to the exchange.

      5.13 Tax Treatment. Neither the Company, the Company Subsidiaries, Purchaser, the Purchaser Subsidiaries, nor any of their affiliates, shall voluntarily take any action which would cause the Merger to fail to qualify as a tax-free reorganization under Section 368(a) of the Code. In addition, Purchaser and the Company agree to take any and all necessary or advisable steps to restructure or modify the terms of the transaction contemplated hereby, if such steps are necessary or advisable to qualify the transaction contemplated hereby as a tax-free reorganization under Section 368(a) of the Code; provided, however, nothing contained in this Section 5.13 shall be deemed to require Purchaser to take any steps which will increase the Merger Consideration provided for in Section 1.2.

      5.14 Resolution of Company Benefit Plans. The Company and Purchaser shall cooperate in effecting the following treatment of the Company Benefit Plans, except as mutually agreed upon by Purchaser and the Company prior to the Effective Time:

             (a) At the Effective Time, Purchaser (or a Purchaser Subsidiary) shall be substituted for the Company as the sponsoring employer under those Company Benefit Plans with respect to which the Company or the Bank is a sponsoring employer immediately prior to the Effective Time, and shall assume and be vested with all of the powers, rights, duties, obligations and liabilities previously vested in the Company or the Bank with respect to each such plan. Except as otherwise provided herein, each such plan and any Company Benefit Plan sponsored by the Company or the Bank shall be continued in effect by Purchaser or any applicable Purchaser Subsidiary after the Effective Time without a termination or discontinuance thereof as a result of the Merger, subject to the power reserved to Purchaser or any applicable Purchaser Subsidiary under each such plan to subsequently amend or terminate the plan, which amendments or terminations shall comply with applicable law. The Company, the Bank and Purchaser will use all reasonable efforts (i) to effect said substitutions and assumptions, and take such other actions contemplated under this Agreement, and (ii) to amend such plans as to the extent necessary to provide for said substitutions and assumptions, and such other actions contemplated under this Agreement.

             (b) Except as contemplated in any Letter of Understanding or the letter agreement referred to in Section 5.14(g) below, at or as promptly as practicable after the Effective Time, as Purchaser shall reasonably determine, Purchaser shall provide, or cause any Purchaser Subsidiary to provide, to each employee of the Company and the Bank as of the Effective Time ("Company Employees") the opportunity to participate in each employee benefit plan and program maintained by Purchaser or the Purchaser Subsidiaries for similarly situated employees (the "Purchaser Benefit Plans"); provided, however, that with respect to such Purchaser Benefit Plans, Company Employees shall be given credit for service with the Company or the Bank in determining eligibility for and vesting in benefits thereunder, but not for purposes of benefit accrual; provided, further that Company Employees shall not be subject to any waiting periods or pre-existing condition exclusions under the Purchaser Benefit Plans to the extent that such periods are longer or restrictions impose a greater limitation than the periods or limitations imposed under the Company Benefit Plans; provided, further, that to the extent that the initial period of coverage for Company Employees under any Purchaser Benefit Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA is not a full 12-month period of coverage, Company Employees shall be given credit under the applicable Purchaser Benefit Plans for any deductibles and co-insurance payments made by such Company Employees under the Company Benefit Plans during the balance of such 12-month period of coverage; provided, further that Company Employees shall receive a contribution to the ESOP and in the Savings and Retirement Plan (collectively, the "Qualified Retirement Plans") for the portion of the plan years during which such Qualified Retirement Plans are maintained by the Company or Purchaser (whether or not such employees satisfy any service or employment requirements of the Qualified Retirement Plan after the Effective Time); and the participants shall be fully vested in such Qualified Retirement Plans as of the Effective Time for such portion of the plan year. Nothing in the preceding sentence shall obligate Purchaser to provide or cause to be provided any benefits duplicative of those provided under any Company Benefit Plan continued pursuant to subparagraph (a) above, including, but not limited to, extending participation in any Purchaser

Benefit Plan which is an "employee pension benefit plan" under ERISA with respect to any year during which allocations are made to Company Employees under the Company ESOP or Savings and Retirement Plan. Except as otherwise provided in this Agreement, the power of Purchaser or any Purchaser Subsidiary to amend or terminate any benefit plan or program, including any Company Benefit Plan, shall not be altered or affected. Moreover, this Agreement shall not confer upon any Company Employee any rights or remedies hereunder and shall not constitute a contract of employment or create the rights, to be retained or otherwise, in employment with Purchaser or any Purchaser Subsidiary.

          (c) Concurrently with or immediately after the execution of this Agreement, the Company shall use its best efforts to obtain from each officer of the Company who is a party to an employment agreement or special termination agreement with the Company or the Bank a statement of benefits with Purchaser and the Company substantially in the form of Exhibit E attached hereto (each such statement of benefits referred to herein, as a "Letter of Understanding"), addressing certain matters pertaining to such executive's employment agreement or special termination agreement and benefits payable thereunder, and where applicable, such executive's employment after the Effective Date.

          (d) Notwithstanding anything in this Agreement to the contrary, all retention, severance, covenant not to compete, termination payments, acceleration of benefit vesting, and other compensation paid by the Company or the Bank, or as provided for in this Agreement, any Letter of Understanding, any Company Benefit Plan or otherwise, including, but not limited to, any Change in Control Benefit, shall not violate any prohibitions which are imposed by any Governmental Authorities, or which any Governmental Authorities otherwise deem to constitute unsafe and unsound banking practices giving effect to any obligations of Purchaser or the Purchaser Subsidiary as provided herein or in any Letter of Understanding.

          (e) At the Effective Time, the ESOP shall be amended to provide that all accounts thereunder shall be fully vested and nonforfeitable and that the Purchaser Common Stock issued upon the conversion of the Company Common Stock in the Merger shall become the qualifying employee security for purposes of the ESOP.

          (f) For a period of at least one year after the Effective Time, the Company Employees shall be eligible for severance benefits in accordance with the severance benefits program to be established by Mid America effective as of the Effective Time.

          (g) Purchaser and the Company agree to take certain other actions with respect to the Company Benefit Plans and this Section 5.14 as set forth in the letter agreement of even date herewith between Purchaser and the Company.

     5.15 Appointment to Purchaser Board of Directors. Purchaser shall, as soon as practicable after the Merger, cause one member of the Company's Board of Directors to be appointed a director of Purchaser and Mid America until the next annual meeting of stockholders of Purchaser and Mid America, and at such annual meetings of stockholders, shall nominate such individual to the Board of Directors of Purchaser and Mid America to serve for a three (3) year term. In addition, two (2) individuals shall be appointed as directors of Mid America immediately following the consummation of the Bank Merger to serve until the next election of

Mid America directors, at which time they shall be elected to an additional term on the Board of Directors of Mid America. Subject to the limitations set forth on Schedule 5.15 to the Purchaser Disclosure Schedule, the individuals identified on Schedule 5.15 shall be appointed, as designated, to the respective Boards of Purchaser and Mid America.

     5.16 Advisory Board. Purchaser shall cause Mid America to create an advisory board (the "Advisory Board") to (a) assist in and advise with respect to integration of the operations of the Bank with and into those of Mid America, and (b) advise with respect to the operations of Mid America. Other than the individuals appointed pursuant to Section 5.15 above, the Advisory Board shall consist of all current members of the Boards of Directors of the Company and Bank who are members of such Boards of Directors as of the Effective Time, each of whom shall be entitled to receive a retainer and per meeting fees (without reimbursement for travel expenses) equal to those currently in effect at the Company and whose period for post-termination exercise of stock options shall not commence until completion of Advisory Board service. The Advisory Board shall meet at least quarterly, and may meet more frequently at the request of Purchaser. The Board of Directors of Purchaser shall review the Advisory Board function annually to consider its continuation.

     5.17 Rights Agreement. The Company shall take all necessary steps to terminate the Rights Agreement at no cost to the Company or Purchaser effective upon the Effective Time.

     5.18 Environmental Investigation.

          (a) Purchaser may elect to engage a mutually acceptable environmental consultant to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of owned real estate used in the operation of the businesses of the Company or the Company Subsidiaries and any other real estate owned by the Company or the Company Subsidiaries. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by Purchaser. The Company shall fully cooperate with Purchaser to provide the consultant reasonable access to the premises under assessment. The consultant shall complete and deliver the Phase I assessments not later than sixty (60) days after the date of this Agreement. If any environmental conditions are found or suspected or would tend to be indicated by the report of the consultant which may be contrary to the representations and warranties of the Company set forth herein, without regard to any knowledge qualifiers, then the parties shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable laws and regulations.

          (b) Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments or any subsequent investigation phases that may be conducted, the parties shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition suspected found to exist by the report of the consultant. All post-Phase I investigations or assessments (the cost of which shall be paid by Purchaser), all work plans for any post-Phase I assessments or remediation and any removal or remediation actions that may be performed shall be mutually satisfactory to Purchaser and the Company. If the work plans or removal or remediation actions are estimated to cost more than $2,250,000 (individually or in the aggregate) but net of reimbursable expenses or contractual obligations of others to remediate costs and exclusive of anticipated or potential costs related to the matters disclosed on Schedule 5.18 to the Company Disclosure Schedule, Purchaser may abandon this Agreement as soon as possible but in no event more than 180 days after the date of this Agreement. Purchaser and the Company shall cooperate in the review, approval and implementation of all work plans.

     5.19 Title to Real Estate. As soon as practical after the date hereof, but in any event no later than thirty (30) days after the date hereof, the Company, at its own expense, shall obtain and deliver to Purchaser, with respect to all real estate owned or held pursuant to a ground lease by the Company, or any Company Subsidiary, either (i) an owner's preliminary report of title covering a date subsequent to the date hereof, issued by Chicago Title Insurance Company or such other title insurance company accepted by Purchaser (such acceptance not to be unreasonably withheld), showing fee simple title in the Company or such Company Subsidiary in such real estate or the appropriate leasehold interest of the Company or such Company Subsidiary subject only to (A) the standard exceptions to title customarily contained in a policy on ALTA 1970 Owner's Form B; (B) liens of current state and local property taxes which are not delinquent or subject to penalty; and (C) liens and encumbrances as disclosed on Schedule 3.25(a)(ii), and restrictions and conditions of record that do not materially adversely affect the value or use of such real estate, or (ii) a commitment by the title insurance company currently insuring Company or Company Subsidiary's title to the real estate owned or held pursuant to a ground lease to provide an endorsement to the current title policies changing the name of the insured to Purchaser at Closing; provided, however, (a) such commitments and title policies are subject only to the matters set forth in this Section 5.19; and (b) the effective date of such endorsement shall be subsequent to or contemporaneous with the Effective Time.

     5.20 Conforming Entries. Subject to applicable law, the Company and the Company Subsidiaries shall (i) consult and cooperate with Purchaser with respect to conforming the loan, accrual and reserve policies of the Company and the Company Subsidiaries to those policies of Purchaser and the Purchaser Subsidiaries, (ii) establish and take such reserves and accruals to conform the loan, accrual and reserves policies of the Company and the Company Subsidiaries to the differing policies of Purchaser and the Purchaser Subsidiaries and (iii) establish and take such accruals, reserves and charges in order to implement such policies in each case at such times as are reasonably requested by Purchaser, provided, however, that the Company and the Company Subsidiaries shall not be required to take any such action that is not permitted under GAAP.

                                      VI.

                                   CONDITIONS

     6.1 Conditions to the Obligations of the Parties. Notwithstanding any other provision of this Agreement, the obligations of Purchaser on the one hand, and the Company on the other hand, to consummate the Merger are subject to the following conditions precedent:

          (a) No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger or the Bank Merger shall have been issued and shall remain in effect.

          (b) This Agreement and the Merger shall have been duly approved by the requisite vote of the stockholders of Purchaser and the Company at duly called meetings.

          (c) Purchaser shall have received approvals of the Governmental Authorities to acquire the Company and to consummate the transactions contemplated hereby and all required waiting periods relating thereto shall have expired.

          (d) The Registration Statement shall have been declared effective under the Securities Act and no stop orders shall be in effect and no proceedings for such purpose shall be pending or threatened by the SEC.

          (e) Each party shall have received the Tax Opinion (as contemplated in Section 5.12 above).

          (f) The shares of Purchaser Common Stock which shall be issued to the shareholders of the Company upon consummation of the Merger shall have been authorized for listing on Nasdaq, subject to official notice of issuance.

     6.2 Conditions to the Obligations of Purchaser. Notwithstanding any other provision of this Agreement, the obligations of Purchaser to consummate the Merger are subject to the following conditions precedent:

          (a) All of the representations and warranties made by the Company in this Agreement and in any documents or certificates provided by the Company shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time.

          (b) The Company shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

          (c) Except as specifically contemplated herein, there shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit Purchaser's ownership or operation of all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified, or would compel Purchaser to dispose of or hold separate all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified as a result of this Agreement, or which would render Purchaser or the Company unable to consummate the transactions contemplated by this Agreement.

          (d) To the extent any material lease, license, loan or financing agreement or other contract or agreement to which the Company or any Company Subsidiary, as the case may be, is a party requires the consent of, waiver from, or notice to, the other party thereto as a result of the transactions contemplated by this Agreement, such consent, waiver or notice shall have been obtained or given.

          (e) As of the Closing Date, there shall have been no material adverse change in the operations or financial condition of the Company (or with respect to any Company Subsidiary or Subsidiaries which taken in the aggregate would constitute a material adverse change) from that which was represented and warranted on the date of this Agreement pursuant to this Agreement and the Company Disclosure Schedules provided on the date of this Agreement, it being understood that any updates provided pursuant to Section 5.11 hereof do not constitute a waiver or other consent to any such material adverse change in the Company, except in accordance with Section 5.9.

          (f) Purchaser shall have received a certificate signed by the President and Chief Executive Officer of the Company, dated as of the Effective Time, certifying that based upon his knowledge, the conditions set forth in Sections 6.2(a), (b) and (e) hereto have been satisfied.

          (g) Neither the Company nor any Company Subsidiary shall be made a party to, or to the knowledge of the Company, threatened by, any actions, suits, proceedings, litigation or legal proceedings which, in the reasonable opinion of Purchaser, have or are likely to have a Material Adverse Effect on the consolidated assets, properties, business, operations or condition, financial or otherwise, of the Company or the assets, properties, business, operations or condition, financial or otherwise, of any Company Subsidiary, nor shall any director or officer or former director or officer of the Company or any Company Subsidiary be made a party to, or threatened by, any actions, suits, proceedings, litigation or legal proceedings relating to their performance or nonperformance of their legal or fiduciary duties as directors and officers of the Company or any Company Subsidiary which in the reasonable opinion of Purchaser is likely to have a Material Adverse Effect on the Company or any Company Subsidiary. No action, suit, proceeding or claim shall have been instituted, made or threatened by any person relating to the Merger or the validity or propriety of the transactions contemplated by this Agreement or the Bank Merger Agreement which would make consummation of the Merger inadvisable in the reasonable opinion of Purchaser.

          (h) The Bank Merger Agreement shall have been duly authorized and approved by the Company and the Bank and the other terms and conditions of the Bank Merger Agreement shall have been satisfied so as to permit the Bank Merger to be consummated as contemplated thereby.

          (i) If requested by Purchaser, the Company shall have caused to be delivered to Purchaser letters from Company's independent public accountants, KPMG LLP, dated the date on which the Registration Statement shall become effective, and dated the Effective Time, and addressed to Purchaser and the Company, with respect to the Company's consolidated financial position and results of operations, and which describes procedures which shall be consistent with applicable professional standards for "comfort" letters delivered by independent accountants in connection with comparable transactions.

          (j) All action required to be taken by or on the part of the Company to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of

Directors and the shareholders of the Company, and Purchaser shall have received certified copies of the resolutions evidencing such authorization.

         (k) The Company shall have procured and delivered to Purchaser the resignations of each of the directors and executive officers of the Company and the Company Subsidiaries in form and substance reasonably acceptable to Purchaser (none of which resignations shall prejudice or limit any rights such persons would otherwise have).

         (l) Purchaser shall have received an opinion of Michael, Best & Friedrich LLP, counsel for the Company, substantially in the form of Exhibit F hereto.

         (m) The Company shall have delivered to Purchaser applicable titles with respect to any and all real property owned by the Company or the Company Subsidiaries, pursuant to Section 5.19.

         (n) Except as detailed on Schedule 6.2(n) to the Company Disclosure Schedule, the Company shall have taken all necessary actions to repay the debt maintained by the Company.

         (o) Purchaser shall have received a certificate signed by the President and Chief Executive Officer, and Chief Financial Officer of the Company, dated as of the Effective Time, certifying that: (i) based on their most recent evaluation, such officers concluded that the Company's disclosure controls and procedures are effective to ensure that material information relating to the Company and the Company Subsidiaries is made known to such executives; (ii) such officers have disclosed to the Company's auditors and audit committee any significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls, and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls; and (iii) corrective actions have been taken to address any such significant deficiencies or material weaknesses identified in the internal controls.

     6.3 Conditions to the Obligations of the Company. Notwithstanding any other provision of this Agreement, the obligations of the Company to consummate the Merger are subject to the following conditions precedent:

         (a) All of the representations and warranties made by Purchaser in this Agreement and in any documents or certificates provided by Purchaser shall have been true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time.

         (b) Purchaser shall have performed in all material respects all obligations and shall have complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

         (c) Except as specifically contemplated herein, there shall not have been any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any federal or state government or governmental agency or instrumentality or court, which would prohibit Purchaser's ownership or operation of all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified, or would compel Purchaser to dispose of or hold separate all or a material portion of the Company's business or assets, whether immediately at the Effective Time or as of some future date, whether specified or to be specified as a result of this Agreement, or which would render the Purchaser or the Company unable to consummate the transactions contemplated by this Agreement.

         (d) As of the Closing Date, there shall have been no material adverse change in the operations or financial condition of Purchaser from that which was represented and warranted on the date of this Agreement pursuant to this Agreement and the Purchaser Disclosure Schedules provided on the date of this Agreement, it being understood that any updates provided pursuant to Section
5.11 hereof do not constitute a waiver or other consent to any such material adverse change in Purchaser, except in accordance with Section 5.9.

         (e) The Company shall have received a certificate signed by the Chairman and Chief Executive Officer of Purchaser, dated as of the Effective Time, that based upon such Chief Executive Officer's knowledge, the conditions set forth in Sections 6.3(a), (b) and (d) have been satisfied.

         (f) Neither Purchaser nor any Purchaser Subsidiary shall be made a party to, or to the knowledge of Purchaser, threatened by, any actions, suits, proceedings, litigation or legal proceedings which, in the reasonable opinion of the Company, have or are likely to have a Material Adverse Effect on the consolidated assets, properties, business, operations or condition, financial or otherwise, of Purchaser.

         (g) All action required to be taken by or on the part of Purchaser to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors and the stockholders of Purchaser, and the Company shall have received certified copies of the resolutions evidencing such authorization.

         (h) The Company shall have received an opinion of Vedder, Price, Kaufman & Kammholz, counsel for Purchaser, substantially in the form of Exhibit G hereto.

                                      VII.

                         TERMINATION; AMENDMENT; WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

         (a) By mutual written consent of the Board of Directors of Purchaser and the Board of Directors of the Company;

         (b) At any time prior to the Effective Time, by Purchaser or the Company if there shall have been a final judicial or regulatory determination (as to which all periods for appeal shall have expired and no appeal shall be pending) that any material provision of this

Agreement is illegal, invalid or unenforceable (unless the enforcement thereof is waived by the affected party) or denying any regulatory application, the approval of which is a condition precedent to either party's obligations hereunder;

         (c) By either party at any time after the shareholders of Purchaser or the Company fail to approve this Agreement and the Merger in a vote taken at a meeting duly convened for that purpose; provided, however, (A) the Company shall have no right to terminate pursuant to this Section 7.1(c) if the Company has taken any action, or failed to take any action, as applicable, as prescribed by
Section 7.2(a)(ii), and (B) Purchaser shall have no right to terminate pursuant to this Section 7.1(c) if the Board of Directors of Purchaser (i) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated hereby, (ii) shall not at the appropriate time have unanimously recommended or shall have withdrawn, modified or amended in any respect its recommendation that its stockholders vote in favor of this Agreement, (iii) shall not have included such recommendation in the Proxy Statement, or (iv) the Board of Directors of Purchaser shall have resolved to do any of the foregoing;

         (d) By Purchaser or the Company in the event of the material breach by the other party of any representation, warranty, covenant or agreement contained herein or in any schedule or document delivered pursuant hereto, which breach would result in the failure to satisfy the closing conditions set forth in
Section 6.2 hereof, in the case of Purchaser, or Section 6.3 hereof, in the case of the Company, except in each case, for any such breach which has been disclosed pursuant to Section 5.9 and waived by the non-disclosing party pursuant to Section 5.9 or cured by the disclosing party prior to the Effective Time and within the time period specified in Section 5.9;

         (e) By either party on or after March 1, 2004, in the event the Merger has not been consummated by such date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

         (f) By Purchaser pursuant to the provision of Section 5.18 hereof relating to certain environmental matters;

         (g) By the Company, by delivery of notice to Purchaser at any time during the three business-day period commencing on the Determination Date, if both of the conditions in (i) and (ii) are satisfied:

             (i) the average of the daily closing price of a share of Purchaser Common Stock as reported on Nasdaq for twenty (20) consecutive trading days ending at the Determination Date (the "Purchaser Average Price") is less than 82.5% of the closing price of Purchaser Common Stock ending on the Starting Date (as defined below).

             (ii) the number obtained by dividing the Purchaser Average Price by the closing price of Purchaser Common Stock as reported on Nasdaq for the trading day immediately following the date of public announcement of this Agreement is less than the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and subtracting 0.175 from such quotient.

           (iii) For purposes of this Section 7.1(g):

                 (A) The "Index Group" shall mean all of those companies (and the appropriate index weighting of such entities) as set forth on Exhibit H;

                 (B) The "Initial Index Price" shall mean the value of the Index Group, determined in accordance with Exhibit H, for the Starting Date;

                 (C) The "Final Index Price" shall mean the average of the value of the Index Group, determined in accordance with Exhibit H, for the twenty (20) consecutive trading days ending on the Determination Date;

                 (D) "Determination Date" shall mean the date seven (7) business days prior to the Closing Date;

                 (E) "Starting Date" shall mean the trading day immediately following the date of public announcement of this Agreement.

         (h) By the Company upon ten days' prior written notice to Purchaser if, as a result of an unsolicited Takeover Proposal (as defined herein) by a party other than Purchaser or its affiliates, the Board of Directors of the Company determines in good faith (A) after consultation with an outside financial advisor, that such Takeover Proposal (if consummated in accordance with its terms) would be more favorable to the Company's shareholders than the Merger (a "Superior Proposal"), and (B) after consultation with and receipt of advice from outside counsel, that its failure to accept such Superior Proposal could reasonably be deemed to constitute a breach of its fiduciary obligations under applicable Law. As used in this Agreement, "Takeover Proposal" shall mean any tender or exchange offer, proposal for a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary or any proposal or offer to acquire in any manner substantially all of the stock or the assets of the Company or any Company Subsidiary other than the transactions contemplated or permitted by this Agreement;

         (i) By Purchaser in the event (1) the Board of Directors of the Company
(A) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated hereby, (B) shall not at the appropriate time have unanimously recommended or shall have withdrawn, modified or amended in any respect its recommendation that its shareholders vote in favor of this Agreement, or (C) shall not have included such recommendation in the Proxy Statement, or (2) the Board of Directors of the Company shall have resolved to do any of the foregoing.

     7.2 Effect of Termination. (a) In consideration of the expenses and forgone opportunities of Purchaser, and as a condition and inducement to Purchaser to enter into and perform this Agreement, the Company shall pay immediately to Purchaser upon demand a fee of $13,300,000 of the aggregate Merger Consideration if:

         (i) in the event of a termination by the Company pursuant to Section 7.1(c) or (h), or by Purchaser pursuant to Section 7.1(c) or (i), at any time within eighteen (18) months after such termination a Third Party Acquisition Event (as defined below) occurs or the Company shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to a Third Party Acquisition Event. As used in this Agreement, a "Third Party Acquisition Event" involving the Company means (A) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act), other than Acquiror or any affiliate thereof ("Third Party"), acquires (or would acquire upon completion of such transaction or series of transactions) more than twenty percent (20%) of the equity securities or voting power of the Company or any Company Subsidiary, pursuant to a tender offer or exchange offer or otherwise, (B) a merger, consolidation, share exchange or other business combination involving the Company or any Company Subsidiary pursuant to which any person other than Purchaser acquires ownership (or would acquire ownership upon consummation of such merger, consolidation, share exchange or other business combination) of more than twenty percent (20%) of the outstanding equity securities or voting power of the Company or any Company Subsidiary or of the entity surviving such merger or business combination or resulting from such consolidation, (C) any other transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of assets of the Company or any Company Subsidiary (including, for this purpose, outstanding equity securities of subsidiaries of such party) having a fair market value equal to more than twenty percent (20%) of the fair market value of all the consolidated assets of the Company immediately prior to such transaction or series of transactions, or (D) any transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of the Board of Directors of the Company or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of the Company; or

            (ii) the Purchaser shall have terminated this Agreement pursuant to
     Section 7.1(c) and (A) the Board of Directors of the Company (1) shall have withdrawn, modified or amended in any respect its approval or recommendation of this Agreement or the transactions contemplated hereby,
     (2) shall not at the appropriate time have unanimously recommended or shall have withdrawn or changed in any respect its recommendation that its stockholders vote in favor of the adoption of this Agreement, or (3) shall not have included such recommendation in the Proxy Statement, or (B) the Board of Directors of the Company shall have resolved to do any of the foregoing in clause (A).

       (b) In consideration of the expenses and foregone opportunities of Purchaser, and as a condition and inducement to Purchaser to enter into and perform this Agreement, the Company shall pay immediately to Purchaser, upon demand, a fee of Six Million Dollars ($6,000,000) if Purchaser has terminated this Agreement under Section 7.1(i) because any of the events described in
Section 7.1(i) have occurred after the Company sought and failed to obtain a bring-down fairness opinion; provided, however, that if any Third Party Acquisition Event described in Section 7.2(a) occurs within eighteen (18) months after such termination, Purchaser shall be entitled to the additional amounts payable under such provisions.

             (c) If Purchaser terminates this Agreement otherwise than in accordance with its rights to do so pursuant to Sections 7.1(a), (b), (c), (d),
(e), (f) or (i), or if the Company terminates this Agreement pursuant to Section 7.1(d), Purchaser shall pay to the Company upon demand a termination payment in the amount of Five Million Dollars ($5,000,000). Any sum payable by Purchaser to the Company pursuant to the terms of this Section 7.2(c) shall constitute liquidated damages under this Agreement and the receipt thereof shall be the Company's sole and exclusive remedy.

       7.3 Expenses. Except as provided elsewhere herein, Purchaser and the Company shall each bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel. In the event one of the parties hereto files suit to enforce this Section or a suit seeking to recover costs and expenses or damages for breach of this Agreement, the costs, fees, charges and expenses (including attorneys' fees and expenses) of the prevailing party in such litigation (and any related litigation) shall be borne by the losing party.

       7.4 Survival of Agreements. In the event of termination of this Agreement by either Purchaser or the Company as provided in Section 7.1, this Agreement shall forthwith become void and have no effect except that (i) the agreements contained in Sections 5.1(b), 5.10, 7.2 and 7.3 hereof shall survive the termination hereof; and (ii) a termination pursuant to Section 7.1(d) hereof shall not relieve a breaching party from any liability for any breach giving rise to such termination (except as otherwise provided herein).

       7.5 Amendment. This Agreement may be amended by the parties hereto by action taken by their respective Boards of Directors at any time before or after approval hereof by the stockholders of Purchaser or the Company but, after such approval, no amendment shall be made which changes the form of consideration or adversely affects or decreases the value of the consideration to be received by the shareholders of the Company without the further approval of such shareholders or which in any other way adversely affects the rights of the stockholders of either the Company or Purchaser without the further required approval of the stockholders so affected. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Purchaser and the Company may, without approval of their respective Boards of Directors, make such technical changes to this Agreement, not inconsistent with the purposes hereof and thereof, as may be required to effect or facilitate any governmental approval or acceptance of the Merger or of this Agreement or to effect or facilitate any filing or recording required for the consummation of any of the transactions contemplated hereby.

       7.6 Waiver. Any term, provision or condition of this Agreement (other than requirements for stockholder approval and required approvals of the Governmental Authorities) may be waived in writing at any time by the party which is entitled to the benefits hereof. Each and every right granted to any party hereunder, or under any other document delivered in connection herewith or therewith, and each and every right allowed it by law or equity, shall be cumulative and may be exercised from time to time. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same except as provided in Section 5.9. No waiver by any party of a condition or of the breach of any term, covenant, representation or warranty contained in this

Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of the breach of any other term, covenant, representation or warranty of this Agreement. No investigation, review or audit by Purchaser of the Company or the Company of Purchaser prior to or after the date hereof shall estop or prevent either party from exercising any right hereunder or be deemed to be a waiver of any such right.

                                     VIII.

                               GENERAL PROVISIONS

       8.1 Survival. All representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement (other than the agreements, covenants and obligations set forth herein which are contemplated to be performed after the Effective
Time) shall not survive the Effective Time except as provided for in Section
7.4.

       8.2 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission or by registered or certified mail to the parties at the following addresses (or at such other address for a party as shall be specified by like notice) and shall be deemed to be delivered on the date so delivered:

             (a)   if to Purchaser:     MAF Bancorp, Inc.
                                        55th & Holmes Avenue
                                        Clarendon Hills, Illinois 60514
                                        Attention: Allen H. Koranda
                                                   Chairman and Chief Executive
                                                   Officer
                                        Telephone Number: (630) 887-5800
                                        Facsimile Number: (630) 325-0407


             copy to: Vedder, Price, Kaufman & Kammholz 222 North LaSalle Street, Suite 2600 Chicago, Illinois 60601
                                        Attention: Jennifer R. Evans, Esq.
                                        Telephone Number: (312) 609-7500
                                        Facsimile Number: (312) 609-5005

             (b)   if to the Company:   St. Francis Capital Corporation
                                        13400 Bishops Lane, Suite 350
                                        Brookfield, Wisconsin 53005-6203
                                        Attention: Thomas R. Perz
                                                   President and Chief Executive
                                                   Officer
                                        Telephone Number: (262) 787-8786
                                        Facsimile Number: (262) 787-8923
             copy to:                     Michael, Best & Friedrich LLP
                                          100 East Wisconsin Avenue
                                          Milwaukee, Wisconsin  53202
                                          Attention: W. Charles Jackson, Esq.
                                          Telephone Number: (414) 271-6560
                                          Facsimile Number: (414) 277-0656

       8.3 Applicable Law. This Agreement shall be construed and interpreted in all respects, including validity, interpretation and effect, by the laws of the State of Delaware with respect to matters of corporate laws and, with respect to all other matters, by the laws of the State of Illinois, except to the extent that the federal laws of the United States apply.

       8.4 Material Adverse Effect. "Material Adverse Effect" means, with respect to Purchaser or the Company, as the case may be, any effect that (a) is material and adverse to the business, assets, liabilities, results of operations or financial condition of the Purchaser and the Purchaser Subsidiaries taken as a whole, or the Company and the Company Subsidiaries taken as a whole, respectively, or (b) materially impairs the ability of Purchaser or the Company to consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (i) actions contemplated by this Agreement, (ii) changes in laws and regulations or interpretations thereof that are generally applicable to banking or savings institutions, (iii) changes in GAAP that are generally applicable to banking or savings institutions, (iv) expenses incurred in connection with the transactions contemplated hereby, and (v) changes attributable to or resulting from changes in general economic conditions affecting similarly situated banks, savings institutions or their holding companies generally, including changes in the prevailing level of interest rates.

       8.5 Headings, Etc. The article headings and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

       8.6 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated unless the effect would be to cause this Agreement to not achieve its essential purposes.

       8.7 Entire Agreement; Binding Effect; Nonassignment; Counterparts. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) (a) constitutes the entire agreement between the parties hereto and supersedes all other prior agreements and undertakings, both written and oral, between the parties, with respect to the subject matter hereof; and (b) is not intended to confer upon any other person any rights or remedies hereunder except as specifically provided herein. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party hereto. This

Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

                                     MAF BANCORP, INC.

                                         /s/ Allen H. Koranda
                                     -------------------------------------------
                                     By:  Allen H. Koranda
                                     Its: Chairman and Chief Executive Officer

                                     ST. FRANCIS CAPITAL
                                     CORPORATION

                                         /s/ Thomas R. Perz
                                     -------------------------------------------
                                     By:  Thomas R. Perz
                                     Its: President and Chief Executive Officer

                                    EXHIBIT D

                                     Form of
                                AFFILIATE LETTER

                                                                    May 20, 2003

MAF Bancorp, Inc.
55th & Holmes Avenue
Clarendon Hills, Illinois 60514

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of St. Francis Capital Corporation, a Wisconsin corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs
(c) and (d) of Rule 145 of the rules and regulations ("Rules and Regulations") of the Securities and Exchange Commission ("Commission") under the Securities Act of 1933, as amended ("Act"). Pursuant to the terms of the Agreement and Plan of Reorganization dated as of May 20, 2003 ("Merger Agreement"), by and between MAF Bancorp, Inc., a Delaware corporation ("Purchaser"), and the Company, pursuant to which the Company shall be merged with and into Purchaser (the "Merger") and the stockholders of the Company shall be entitled to receive shares of common stock, par value $0.01 per share, of Purchaser ("Purchaser Common Stock") in exchange for shares of common stock, par value $0.01 per share, of the Company ("Company Common Stock").

     As a result of the Merger, I may be entitled to receive shares of Purchaser Common Stock in exchange for shares owned by me of the Company Common Stock (or upon exercise of options to purchase shares or upon the exercise by me of rights under certain option plans of the Company that become exercisable upon the consummation of the Merger) (collectively, the "Purchaser Securities").

     I represent, warrant and covenant to Purchaser that in the event I receive any shares of Purchaser Securities as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of Purchaser Securities in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Merger Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Purchaser Securities to the extent I felt necessary, with my counsel or counsel for the Company.

          C. I have been advised that the issuance of Purchaser Securities to me pursuant to the Merger shall be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because (a) at the time the Merger shall be submitted for a vote of the shareholders of the Company, I may be deemed to be an affiliate of the Company and (b) the distribution by me of Purchaser Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of Purchaser Securities

MAF Bancorp, Inc.
May 20, 2003
Page 2

issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145(d) promulgated by the Commission under the Act ("Rule 145(d)"), (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Purchaser, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that, except as provided in the Merger Agreement, Purchaser is under no obligation to register the sale, transfer or other disposition of Purchaser Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I also understand that stop transfer instructions will be given to Purchaser's transfer agents with respect to Purchaser Securities issued to me and that there will be placed on the certificates for Purchaser Securities issued to me, or any substitutions therefor, a legend stating in substance:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED MAY 20, 2003 BETWEEN THE REGISTERED HOLDER HEREOF AND MAF BANCORP, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF MAF BANCORP, INC."

          F. I also understand that, unless the sale or transfer by me of Purchaser Securities has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Purchaser reserves the right to put the following legend on the certificates issued to my transferee:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

          G. I hereby agree that at any meeting of the shareholders of the Company however called, and in any action by written consent to the shareholders of the Company, I (solely in my capacity as a shareholder) shall vote the Company Common Stock which I am

MAF Bancorp, Inc.
May 20, 2003
Page 3

entitled to vote (a) in favor of the Merger and the transactions contemplated by the Merger Agreement; (b) against any action or agreement which would result in a breach of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) against any action or agreement which would impede or interfere with the transactions contemplated by the Merger Agreement, including, but not limited to: (i) any change in the management or Board of Directors of the Company, except as otherwise agreed to in writing by Purchaser; (ii) any change in the present capitalization or dividend policy of the Company; or (iii) any other material change in the Company's corporate structure or business.

          H. I agree (solely in my capacity as a shareholder) not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent to approve or adopt the Merger Agreement and the transactions contemplated thereby.

          I. I agree (solely in my capacity as a shareholder) to use my best efforts to cause the Merger and the other transactions contemplated by the Merger Agreement to be consummated.

          J. Prior to the Effective Time (as defined in the Merger Agreement), I will not sell, assign, transfer or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined below) that would cause the total number of shares of Company Common Stock subject to the Liens to exceed the number shares in Section K below), or permit to be sold, assigned, transferred or otherwise disposed of, any shares of Company Common Stock owned of record or beneficially by me, whether such shares of Company Common Stock are owned of record or beneficially by me on the date of the Merger Agreement or are subsequently acquired, whether pursuant to the exercise of stock options or otherwise, except (i) for transfers by will or by operation of law (in which case this letter agreement shall bind the transferee); (ii) for sales, assignments, transfers or other dispositions necessitated by hardship with the prior written consent of Purchaser; or (iii) as Purchaser may otherwise agree in writing.

          K. I represent that (i) I have the complete and unrestricted power and the unqualified right to enter into and perform the terms of this letter agreement; (ii) this letter agreement constitutes a valid and binding agreement with respect to me, enforceable against me in accordance with its terms; and
(iii) I own the shares of Company Common Stock free and clear of any liens, claims, charges or other encumbrances and restrictions of any kind whatsoever ("Liens") except as noted below as of the date hereof, and have sole and unrestricted voting power with respect in such shares of Company Common Stock:

                           __________________________

                           __________________________

                           __________________________

MAF Bancorp, Inc.
May 20, 2003
Page 4

          Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                          Very truly yours,


                                          ______________________________________
                                          Name:

Accepted and Agreed to                    Number of Shares of
this 20th day of                          Company Common Stock _________________
May, 2003, by

MAF Bancorp, Inc.

By:______________________________
   Name:
   Title:

                                    EXHIBIT H

     The value of the Index Group means the weighted average (weighted in accordance with the percentages listed below, which have been based on the number of shares outstanding) of the closing prices of the twenty (20) financial institution holding companies listed below as reported on the primary stock exchange for such company on the applicable trading date; provided, however, the common stock of such company must then be publicly traded and there shall not have been, since the Starting Date and before the Determination Date, any public announcement for such company to be acquired or for such company to acquire another company or companies in a transaction with a value exceeding 25% of the acquiror's market capitalization as of the Starting Date. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company shall be removed from the Index and the weights redistributed proportionately for purposes of determining the Index. Further, if any company belonging to the Index declares or effects a stock split, stock dividend, recapitalization, exchange of shares or similar transaction between the Starting Date and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted.

                                                          Common Shares       Index
Company Name                                  Ticker       Outstanding      Weighting
Roslyn Bancorp, Inc.                          RSLN          78,299,818        11.04%
Washington Federal, Inc.                      WFSL          69,580,218         9.81%
Staten Island Bancorp, Inc.                   SIB           59,752,432         8.42%
BankAtlantic Bancorp, Inc.                    BBX           58,392,970         8.23%
Independence Community Bank Corp.             ICBC          55,212,455         7.78%
Webster Financial Corporation                 WBS           45,617,000         6.43%
Commercial Federal Corporation                CFB           44,808,282         6.32%
Westcorp                                      WES           39,204,709         5.53%
United Community Financial Corp.              UCFC          34,414,965         4.85%
Waypoint Financial Corp.                      WYPT          32,665,309         4.60%
Downey Financial Corp.                        DSL           27,928,722         3.94%
Dime Community Bancshares, Inc.               DCOM          25,423,452         3.58%
Anchor BanCorp Wisconsin Inc.                 ABCW          23,942,858         3.37%
Seacoast Financial Services Corporation       SCFS          23,091,774         3.25%
First Federal Capital Corp.                   FTFC          19,702,712         2.78%
FirstFed Financial Corp.                      FED           16,972,146         2.39%
First Indiana Corp.                           FISB          15,597,000         2.20%
Sterling Financial Corporation                STSA          14,436,190         2.03%
First Financial Holdings, Inc.                FFCH          12,722,873         1.79%
PFF Bancorp, Inc.                             PFB           11,769,788         1.66%